Exhibit 10.1

EXECUTION COPY

$1,000,000,000

CREDIT AGREEMENT

Dated as of June 27, 2005

among

ONEOK, INC.,

as the Borrower,

CITIBANK, N.A.,

as Administrative Agent,

and

The Lenders Party Hereto

UBS SECURITIES LLC,

Syndication Agent

CITIGROUP GLOBAL MARKETS, INC.,

and

UBS SECURITIES LLC

Joint Lead Arrangers and Joint Book Managers

TABLE OF CONTENTS

ARTICLE I. DEFINITIONS AND ACCOUNTING TERMS		1
1.01	Defined Terms	1
1.02	Other Interpretive Provisions	18
1.03	Accounting Terms	18
1.04	Rounding	19
1.05	References to Agreements and Laws	19
1.06	Times of Day	19

ARTICLE II. THE COMMITMENTS AND THE BORROWING		19
2.01	Term Loan Facility	19
2.02	The Borrowing on the Funding Date, and Conversions and Continuations of Loans	19
2.03	[Intentionally Blank]	20
2.04	Optional Prepayments; Mandatory Prepayments and Commitment Reductions	20
2.05	Optional Termination or Reduction of Commitments	22
2.06	Repayment of Loans	22
2.07	Interest	22
2.08	Fees	23
2.09	Computation of Interest and Fees	23
2.10	Evidence of Debt	24
2.11	Payments Generally	24
2.12	Sharing of Payments	25
2.13	Order of Application	26

ARTICLE III. TAXES, YIELD PROTECTION AND ILLEGALITY		26
3.01	Taxes	26
3.02	Illegality	28
3.03	Inability to Determine Rates	28
3.04	Increased Costs; Reserves on Eurodollar Rate Loans	28
3.06	Mitigation Obligations; Replacement of Lenders	30
3.07	Survival	30

ARTICLE IV. CONDITIONS PRECEDENT TO EFFECTIVENESS AND FUNDING		31
4.01	Conditions Precedent to Effectiveness	31
4.02	Conditions Precedent to Funding	32

ARTICLE V. REPRESENTATIONS AND WARRANTIES		33
5.01	Existence, Qualification and Power; Compliance with Laws	33
5.02	Authorization; No Contravention	33
5.03	Governmental Authorization; Other Consents	33
5.04	Binding Effect	33
5.05	Financial Statements; No Material Adverse Effect	33
5.06	Litigation	34
5.07	No Default	34
5.08	Ownership of Property; Liens	34
5.09	Environmental Compliance	34
5.10	Insurance	35
5.11	Taxes	35
5.12	ERISA Compliance	35
5.13	Subsidiaries	35

5.14	Margin Regulations; Investment Company Act; Public Utility Holding Company Act	36
5.15	Disclosure	36
5.16	Compliance with Laws	36
5.17	No Burdensome Agreements.	36
5.18	Intellectual Property; Licenses, Etc.	37

ARTICLE VI. AFFIRMATIVE COVENANTS		37
6.01	Financial Statements	37
6.02	Certificates; Other Information	38
6.03	Notices	39
6.04	Payment of Obligations	40
6.05	Preservation of Existence, Etc.	40
6.06	Maintenance of Properties	40
6.07	Maintenance of Insurance	40
6.08	Compliance with Laws	40
6.09	Books and Records	40
6.10	Inspection Rights	40
6.11	Use of Proceeds	41

ARTICLE VII. NEGATIVE COVENANTS		41
7.01	Liens	41
7.02	Investments	43
7.03	Fundamental Changes	44
7.04	Change in Nature of Business	45
7.05	Transactions with Affiliates	45
7.06	Burdensome Agreements	45
7.07	Use of Proceeds	45
7.08	Debt to Capital	45
7.09	Designation of Unrestricted MLP Subsidiaries; Investments in Unrestricted MLP Subsidiaries	46

ARTICLE VIII. EVENTS OF DEFAULT AND REMEDIES		47
8.01	Events of Default	47
8.02	Remedies Upon Event of Default	49
8.03	Application of Funds	49

ARTICLE IX. ADMINISTRATIVE AGENT		50
9.01	Appointment and Authority	50
9.02	Rights as a Lender	50
9.03	Exculpatory Provisions	50
9.04	Reliance by Administrative Agent	51
9.05	Delegation of Duties	51
9.06	Resignation of Administrative Agent	51
9.07	Non-Reliance on Administrative Agent and Other Lenders	52
9.08	Administrative Agent May File Proofs of Claim	52
9.10	Other Agents; Arrangers and Managers	53

ARTICLE X. MISCELLANEOUS		53
10.01	Amendments, Etc.	53
10.02	Notices and Other Communications; Electronic Communications	54
10.03	No Waiver; Cumulative Remedies	56
10.04	Expenses; Indemnity; Damage Waiver	56

10.05	Payments Set Aside	57
10.06	Successors and Assigns	57
10.07	Confidentiality	60
10.08	Set-off	61
10.09	Interest Rate Limitation	61
10.10	Counterparts	61
10.11	Integration, Effectiveness	61
10.12	Survival of Representations and Warranties	62
10.13	Severability	62
10.14	Replacement of Lenders	62
10.15	Governing Law	63
10.16	Waiver of Right to Trial by Jury	63
10.17	USA PATRIOT ACT NOTICE	64
10.18	ENTIRE AGREEMENT	64

SIGNATURES		S-1

SCHEDULES

1.01B	Existing Sale and Leaseback Transactions
2.01	Commitments and Pro Rata Shares
5.13	Subsidiaries and Other Equity Investments
10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A	Loan Notice
B	Note
C	Compliance Certificate
D-1	Assignment and Assumption
D-2	Master Assignment
E	Opinion of Gable & Gotwals
F	Opinion of Locke Liddell & Sapp LLP

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of June 27, 2005 among ONEOK, INC., an Oklahoma corporation (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and Citibank, N.A., as Administrative Agent.

The Borrower has requested that the Lenders provide a revolving credit facility, and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition” means the acquisition by the Borrower of the NGL Assets pursuant to the Purchase and Sale Agreements.

“Administrative Agent” means Citibank in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 10% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Credit Agreement.

“Applicable Rate” means, from time to time, the following percentages, set forth in basis points per annum, based upon the Debt Rating as set forth below:

Pricing Level	Debt Ratings S&P/Moody’s	Facility Fee		Applicable Rate for Eurodollar Rate Loans		Utilization Fee
1	≥A+ / A1	5.0	bps	20.0	bps	5.0	bps
2	A / A2	6.0	bps	24.0	bps	5.0	bps
3	A- / A3	7.5	bps	27.5	bps	5.0	bps
4	BBB+ / Baa1	9.0	bps	41.0	bps	5.0	bps
5	BBB / Baa2	10.0	bps	45.0	bps	10.0	bps
6	BBB- / Baa3	12.5	bps	52.5	bps	10.0	bps
7	<BBB- / Baa3 or unrated	17.5	bps	60.5	bps	25.0	bps

“Debt Rating” means, as of any date of determination, the rating as determined by either S&P or Moody’s (collectively, the “Debt Ratings”) of the Borrower’s non-credit-enhanced, senior unsecured long-term debt; provided that if a Debt Rating is issued by each of the foregoing rating agencies, then the higher of such Debt Ratings shall apply (with the Debt Rating for Pricing Level 1 being the highest and the Debt Rating for Pricing Level 7 being the lowest), unless there is a split in Debt Ratings of more than one level, in which case the Pricing Level that is one level lower than the Pricing Level of the higher Debt Rating shall apply; provided, however, in the case of any split in Debt Ratings, if one of the Debt Ratings is at Pricing Level 7, then Pricing Level 7 shall apply.

Initially, the Applicable Rate shall be determined based upon the Debt Rating in effect on the Effective Date. Thereafter, each change in the Applicable Rate resulting from a publicly announced change in the Debt Rating shall be effective, in the case of an upgrade, during the period commencing on the date of delivery by the Borrower to the Administrative Agent of notice thereof pursuant to Section 6.03(f) and ending on the date immediately preceding the effective date of the next such change and, in the case of a downgrade, during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.

“Approved Fund” has the meaning set forth in Section 10.06(g).

“Arrangers” means Citigroup Global Markets, Inc., and UBS Securities LLC, each in its capacity as joint lead arranger and joint book manager.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit D-1; and in the case of the initial assignment after the Effective Date, the Assignment and Assumption may be in the form of Exhibit D-2.

“Attorney Costs” means and includes all fees, expenses and disbursements of any law firm or other external counsel.

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2004, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.

“Availability Period” means the period from and including the first date that the conditions precedent in Section 4.02 have been satisfied or waived in accordance with Section 10.01 to the date of termination of the commitments of the Lenders.

“Base Rate”means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Citibank as its “prime rate.” The “prime rate” is a rate set by Citibank based upon various factors including Citibank’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Citibank shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Revolving Credit Agreement” means the Credit Agreement dated as of September 17, 2004, among the Borrower, Bank of America, N.A., as Administrative Agent and the Lenders as defined therein from time to time party thereto, as the same may be amended or restated.

“Borrowing” means the borrowing on the Funding Date consisting of simultaneous Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Change of Control” means, with respect to any Person, an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) after the Effective Date becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 25% or more of the equity securities of such Person entitled to vote for members of the board of directors or equivalent governing body of such Person on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of such Person cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors).

“Citibank” means Citibank, N.A. and its successors.

“Code” means the Internal Revenue Code of 1986.

“Commitment” means, as to each Lender, its obligation to make Loans to the Borrower in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Communications” has the meaning set forth in Section 10.02(b)(i).

“Consolidated Net Worth” means, as of any date of determination, consolidated shareholders’ equity, determined in accordance with GAAP, of the Borrower and its Restricted Subsidiaries as of that date.

“Consolidated Total Indebtedness” means, as of any date of determination, Indebtedness of the Borrower and its Restricted Subsidiaries on a consolidated basis. For purposes of (i) calculating compliance with Section 7.08, and (ii) calculating Consolidated Total Indebtedness in Schedule 2 to the Compliance Certificate delivered pursuant to Section 6.02(a), the following shall apply: (A) the definition of “Swap Contract” shall not include any type of commodity swap transaction, commodity options, forward commodity contracts, commodity cap transactions, commodity floor transactions, commodity collar transactions, or commodity spot contracts and (B) the definition of “Swap Termination Value” shall exclude such commodity contracts and transactions.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning specified in the definition of “Affiliate.”

“Convertibles” means any unsecured notes, bonds, debentures, or similar instruments issued by the Borrower after March 14, 2003 the terms of which are substantially similar in all material respects to the terms of the Pledged Notes and each of which is issued as part of a unit the terms of which are substantially similar in all material respects to the terms of the Corporate Units; provided, however that such notes, bonds, debentures, or similar instruments shall be “Convertibles” hereunder only for so long as such notes, bonds, debentures, or similar instruments, or Substitute Treasury Securities, remain pledged for the benefit of the Borrower to secure obligations of the obligor under the associated equity purchase contract pursuant to terms similar to those governing the Pledged Notes and Corporate Units.

“Corporate Unit” and “Corporate Units” means those certain “Corporate Units,” as described in Borrower’s prospectus supplement dated January 23, 2003 in an aggregate face amount of $402,500,000, which includes the full exercise by the underwriters of their over-allotment options.

“Debt Issuance” means the issuance, incurrence or assumption of Indebtedness with a maturity of greater than one year, by the Borrower or any of its Restricted Subsidiaries on or after the Effective Date, other than (x) Indebtedness arising under the Loan Documents, (y) Indebtedness arising under the Borrower Revolving Credit Agreement and any refinancing thereof, provided that the aggregate principal amount of Indebtedness under the Borrower Revolving Credit Agreement or such refinancing does not exceed $1,200,000,000, and (z) Indebtedness incurred in a transaction if the principal amount of Indebtedness incurred in connection with such transaction does not exceed $100,000.

“Debt Rating” has the meaning set forth in the definition of “Applicable Rate.”

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, in each case to the fullest extent permitted by applicable Laws.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) during the Availability Period, has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Dispose” and “Disposition” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property (including stock, partnership or equity interests) by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but for purposes of Section 2.04, “Disposition” shall not include any sale, transfer, license, lease or other disposition for which the Net Cash Proceeds do not exceed $500,000.

“Dollar” and “$” mean lawful money of the United States.

“Effective Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01 (or, in the case of Section 4.01(g), waived by the Person entitled to receive the applicable payment).

“Eligible Assignee” has the meaning specified in Section 10.06(g).

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, or its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Issuance” means the issuance of any class of equity interests by the Borrower or any of its Restricted Subsidiaries (other than equity interests issued to the Borrower or a wholly-owned Restricted Subsidiary of the Borrower or equity interests issued solely to or for the benefit of any directors or employees of the Borrower or its Restricted Subsidiaries) on or after the Effective Date.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Eurodollar Rate” means, for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Citibank and with a term equivalent to such Interest Period would be offered by Citibank’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 10.14), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01(a).

“Existing Lenders” shall mean the lenders under the Borrower Revolving Credit Agreement.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Citibank on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” the letter agreement executed in connection herewith among the Borrower, the Administrative Agent and the Arrangers.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” has the meaning specified in Section 10.06(g).

“Funding Date” means a Business Day on which all the conditions precedent in Section 4.02 are satisfied or waived in accordance with Section 10.01 and the Borrowing is made.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified

Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“GP-MLP” means a Subsidiary of the Borrower that holds general partner interests in an MLP.

“Granting Lender” has the meaning specified in Section 10.06(i).

“Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hydrocarbon Interests” means all rights, titles, interests and estates now owned or hereafter acquired by the Borrower or any of its Restricted Subsidiaries in any and all oil, gas and other liquid or gaseous hydrocarbon properties and interests, including without limitation, mineral fee or lease interests, production sharing agreements, concession agreements, license agreements, service agreements, risk service agreements or similar Hydrocarbon interests granted by an appropriate Governmental Authority, farmout, overriding royalty and royalty interests, net profit interests, oil payments, production payment interests and similar interests in Hydrocarbons, including any reserved or residual interests of whatever nature.

“Hydrocarbons” means oil, gas, casing head gas, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons, all products refined, separated, settled and dehydrated therefrom, including, without limitation, kerosene, liquefied petroleum gas, refined lubricating oils, diesel fuel, drip gasoline, natural gasoline, helium, sulfur and all other minerals.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) capital leases and Synthetic Lease Obligations;

(g) Off-Balance Sheet Liabilities; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning set forth in Section 10.04.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Loan Notice; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period shall extend beyond the Maturity Date.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan Documents” means this Agreement, each Note, and each Fee Letter.

“Loan Notice” means a notice of (a) the Borrowing on the Funding Date, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Loans” means an extension of credit pursuant to Section 2.01.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the financial condition of the Borrower and its Restricted Subsidiaries taken as a whole; provided however, (i) a downgrade by S&P and/or Moody’s of their respective Debt Rating shall not, in and of itself, be deemed to be a Material Adverse Effect, and (ii) the fact that the Borrower is unable to borrow in the commercial paper market shall not, in and of itself, be deemed to be a Material Adverse Effect; but for purposes of clarity in interpreting the foregoing clauses (i) and (ii), it is agreed that the event(s), change(s), circumstance(s) or condition(s) that causes such downgrade (or an announcement of a potential downgrade or a review for possible ratings change) of the Debt Rating or that causes such inability of the Borrower to borrow in the commercial paper market, and the effect or change caused by such downgrade (or an announcement of a potential downgrade or a review for possible ratings change) of the Debt Rating or by such inability to borrow, will be considered in determining whether there has been a Material Adverse Effect; (b) a material impairment of the ability of the Borrower to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower of any Loan Document to which it is a party.

“Material Portion” shall have the meaning set forth in the last sentence of Section 7.03.

“Maturity Date” means June 26, 2006.

“MLP” means a Subsidiary of the Borrower that is a master limited partnership with one or more classes of securities registered under the Securities Act of 1933 or the Securities Exchange Act of 1934, that is engaged in business of purchasing, gathering, compression, transportation, distribution, marketing, or storage of natural gas and compressed natural gas, the exploration or production of natural gas or oil or the processing of natural gas liquids, the underground piping of natural gas distribution systems, other natural gas-related businesses, or the generation and marketing of electricity, and businesses closely related thereto.

“MLP Subsidiary” means a Subsidiary of the Borrower that is an MLP or a GP-MLP.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means:

(a) with respect to any Disposition, cash (including any cash received by way of deferred payment pursuant to a promissory note or otherwise, as and when received) received by the Borrower or any of its Restricted Subsidiaries in connection with and as consideration therefor, on or after the date of consummation of such transaction, after (i) deduction of Taxes payable in connection with or as a result of such transaction, (ii) payment of all usual and customary brokerage commissions and all other reasonable fees and expenses related to such transaction (including, without limitation, reasonable attorneys’, accountants’, consultants’ and financial advisors’ fees, costs incurred in connection with environmental reviews and inspections, and closing costs incurred in connection with such transaction), and (iii) deduction of appropriate amounts (A) required to be reserved (in accordance with GAAP) for post-closing adjustments by the Borrower or any of its Restricted Subsidiaries in connection with such transaction, against any liabilities retained by the Borrower or any of its Restricted Subsidiaries after such transaction, which liabilities are associated with the asset or assets being sold, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or indemnification obligations associated with such transaction or (B) as determined by the Borrower in good faith for post-closing adjustments and obligations (including without limitation for purchase price or working capital adjustments);

(b) with respect to any Debt Issuance, cash received, on or after the date of incurrence of such Indebtedness, by the Borrower or any of its Restricted Subsidiaries, from the incurrence of such Indebtedness after payment of all reasonable attorneys’, accountants’, consultants’ and financial advisors’ fees and usual and customary underwriting commissions, closing costs, and other reasonable expenses associated with such Debt Issuance; and

(c) with respect to any Equity Issuance, cash received, on or after the date of incurrence of such Equity Issuance, by the Borrower or any of its Restricted Subsidiaries from the Equity Issuance after payment of all reasonable attorneys’, accountants’, consultants’ and financial advisors’ fees and usual and customary underwriting commissions, closing costs, and other reasonable expenses associated with such Equity Issuance;

provided, however, in the case of Taxes that are deductible under clause (a)(i) preceding or post-closing adjustments under clause (a)(iii) preceding, but which Taxes or post-closing adjustments have not actually been paid or are not yet payable, the Borrower or its Restricted Subsidiary selling such assets may deduct from the cash proceeds an amount (the “Reserved Amount”) equal to the amount reserved in accordance with GAAP or otherwise determined by the Borrower in good faith as a reasonable estimate for such Taxes or post-closing adjustments, so long as, at the time such Taxes or post-closing adjustments are actually paid, the amount, if any, by which the Reserved Amount exceeds the Taxes or post-closing adjustments actually paid shall constitute additional “Net Cash Proceeds” of such Disposition.

“NGL Assets” means 100 percent of the membership interest in NGL/LP, LLC and all of the outstanding capital stock of Koch Underground Storage Company, the mid-continent natural gas liquid assets of Koch Pipeline Company, L.P., 100 percent of the membership interest in MB1/LP, LLC, and 100 percent of the membership interest in Koch Vesco Holdings, LLC.

“Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit B.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Off-Balance Sheet Liabilities” means, with respect to the Borrower as of any date of determination thereof, without duplication and to the extent not included as a liability on the consolidated balance sheet of the Borrower and its Restricted Subsidiaries in accordance with GAAP: (a) with respect to any asset securitization transaction (including any accounts receivable purchase facility) (i) the unrecovered investment of purchasers or transferees of assets so transferred and (ii) any other payment, recourse, repurchase, hold harmless, indemnity or similar obligation of the Borrower or any of its Restricted Subsidiaries in respect of assets transferred or payments made in respect thereof, other than limited recourse provisions that are customary for transactions of such type and that neither (x) have the effect of limiting the loss or credit risk of such purchasers or transferees with respect to payment or performance by the obligors of the assets so transferred nor (y) impair the characterization of the transaction as a true sale under applicable Laws (including Debtor Relief Laws); (b) any Synthetic Lease Obligation; (c) the monetary obligations under any sale and leaseback transaction which does not create a liability on the consolidated balance sheet of the Borrower and its Restricted Subsidiaries, provided that Off-Balance Sheet Liabilities of the Borrower and its Restricted Subsidiaries shall not include the existing sale and leaseback transactions described on Schedule 1.01B, provided that the documents governing such transactions are not amended after the Effective Date so as to increase the amount of the Borrower’s or its Restricted Subsidiaries’ total payment obligations thereunder; or (d) any other monetary obligation arising with respect to any other transaction which (i) upon the application of any Debtor Relief Law to the Borrower or any of its Restricted Subsidiaries, would be characterized as indebtedness or (ii) is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheet of the Borrower and its Subsidiaries (for purposes of this clause (d), any transaction structured to provide tax deductibility as interest expense of any dividend, coupon or other periodic payment will be deemed to be the functional equivalent of a borrowing).

“Oil and Gas Agreements” means operating agreements, processing agreements, farm-out and farm-in agreements, development agreements, area of mutual interest agreements, contracts for the gathering and/or transportation of oil and natural gas, unitization agreements, pooling arrangements, joint bidding agreements, joint venture agreements, participation agreements, surface use agreements, service contracts, leases and subleases of Oil and Gas Properties or other similar agreements which are customary in the oil and gas business, howsoever designated, in each case made or entered into in the ordinary course of the oil and gas business as conducted by the Borrower and its Restricted Subsidiaries.

“Oil and Gas Properties” means (a) Hydrocarbon Interests; (b) the Property now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including, without limitation, all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; (d) all operating agreements, contracts and other agreements which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interest; (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, the lands covered thereby and all oil in tanks and all rents, issues, profits, proceeds, products, revenues and other income from or attributable to the Hydrocarbon Interests; and (f) all tenements, hereditaments, appurtenances and property in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests, and any and all property, now owned or hereinafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or property (excluding drilling rigs, automotive equipment or other personal property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means on any date, the aggregate outstanding principal amount of Loans after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date.

“Participant” has the meaning specified in Section 10.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning set forth in the last paragraph of Section 6.02.

“Pledged Note” means each promissory note that constitutes part of a Corporate Unit, provided that such note shall be a “Pledged Note” hereunder only for so long as such Pledged Note, or Substitute Treasury Securities, remain(s) pledged for the benefit of the Borrower to secure obligations of the obligor under the associated equity purchase contract.

“Pro Rata Share” means, with respect to each Lender, (a) on any date of determination on and after the Effective Date and prior to the date of the Borrowing, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitment of such Lender at such time and the denominator of which is the amount of the Aggregate Commitments at such time; provided that if the commitment of each Lender to make Loans have been terminated pursuant to Section 8.02 or has otherwise expired, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof; and (b) on any date of determination on and after the date of the Borrowing, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the principal amount of Loans held by such Lender at such time and the denominator of which is the aggregate principal amount of the Loans held by all Lenders at such time The initial Pro Rata Share of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Purchase and Sale Agreements” means (a) that certain Limited Liability Company Membership Interest and Stock Purchase Agreement by and between Koch Hydrocarbon Management Company, LLC and ONEOK, Inc. for the purchase and sale of a 100% Membership Interest in NGL/LP, LLC and all of the outstanding capital stock of Koch Underground Storage Company, (b) that certain Asset Purchase Agreement by and between Koch Pipeline Company, L.P. and ONEOK, Inc. for the sale of Mid-Continent NGL Assets, (c) that certain Limited Liability Company Membership Purchase Agreement between Koch Holdings Enterprises, LLC and ONEOK, Inc. for the purchase and sale of a 100% Membership Interest in MB1/LP, LLC, and (d) that certain Limited Liability Company Membership Interest Purchase Agreement by and between Koch Hydrocarbon Management Company, LLC and ONEOK, Inc. for the purchase and sale of a 100% Membership Interest in Koch Vesco Holdings, LLC, each of the foregoing dated May 9, 2005, and each as may have been or may hereafter be amended from time to time.

“Qualifying Obligations” means the Pledged Notes, Convertibles and Subordinated Securities.

“Register” has the meaning set forth in Section 10.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Required Lenders” means (a) on any date of determination on and after the Effective Date and prior to the date of the Borrowing, those Lenders holding more than 50% of the aggregate Commitments, and (b) on any date of determination on and after the date of the Borrowing, Lenders holding more than 50% of the Outstanding Amount; provided that the Commitment of, and the portion of the Outstanding Amount held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president, vice president with responsibility for financial matters, chief financial officer, treasurer or assistant treasurer of the Borrower. Any document delivered hereunder that is signed by a Responsible Officer of the Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower.

“Restricted Subsidiary” means each Subsidiary of the Borrower that is not an Unrestricted MLP Subsidiary.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Subordinated Securities” means unsecured bonds, debentures, notes or similar instruments issued by the Borrower in connection with the issuance, by a Restricted Subsidiary of the Borrower or by the Borrower, of equity securities that represent direct or indirect interests in such bonds, debentures, notes or similar instruments, provided that

(a) (i) such bonds, debentures, notes or similar instruments and such securities are not subject to mandatory redemption at any time that is earlier than the date that is three (3) months after the Maturity Date (the “Earliest Permitted Payment Date”), are not subject to redemption at the option of the holder thereof at any time that is earlier than the Earliest Permitted Payment Date, do not mature on a date that is earlier than the Earliest Permitted Payment Date, and do not require any principal payment on any date that is earlier than the Earliest Permitted Payment Date, (ii) such bonds, debentures, notes or similar instruments, and any guaranty associated therewith or associated with such securities, is subordinate in right of payment to the unsecured and unsubordinated indebtedness of the Borrower upon terms satisfactory to the Administrative Agent, and (iii) the terms of such instruments and of such securities permit the Borrower to elect to defer payment of interest and distributions thereon to a date occurring not earlier than the Earliest Permitted Payment Date; or

(b) (i) the terms of such bonds, debentures, notes or similar instruments are similar to the terms of the Pledged Notes, (ii) such bonds, debentures, notes or similar instruments are issued as part of a unit the terms of which are similar to the Corporate Units, and (iii) such bonds, debentures, notes or similar instruments, and any guaranty associated therewith, are subordinate in right of payment to the unsecured and unsubordinated indebtedness of the Borrower upon terms satisfactory to the Administrative Agent; provided, however that such Subordinated Securities that satisfy the qualifications set forth in the foregoing clauses (i), (ii) and (iii) of this clause (b) shall be “Subordinated Securities” hereunder only for so long as such Subordinated Security, or Substitute Treasury Securities, remain(s) pledged for the benefit of the Borrower to secure obligations of the holder thereof under the associated equity purchase contract pursuant to terms similar to those governing the Pledged Notes and Corporate Units.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Substitute Treasury Securities” means U.S. Treasury securities that have been substituted for Qualifying Obligations, in a total principal amount at maturity equal to the aggregate principal amount of the Qualifying Obligations for which substitution is being made, that are pledged for the benefit of the Borrower to secure obligations of the obligor under the associated equity purchase contract, provided that in the case of Convertibles and Subordinated Securities, the terms of such substitution and pledge shall be similar to the terms governing the substitution of U.S. Treasury securities for Pledged Notes and the pledge of such U.S. Treasury securities to secure holders of associated purchase contracts.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Syndication Agent” means UBS Securities LLC.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Threshold Amount” means $100,000,000.

“Total Capital” means, at any time, the sum of (a) Consolidated Total Indebtedness and (b) Consolidated Net Worth.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“Unfunded Pension Liability” means the amount (if any) by which the present value of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, determined using actuarial assumptions for funding purposes which are equal to the assumptions used by the Pension Plan’s actuary for funding said Pension Plan pursuant to Section 412 of the Code for the applicable plan year, exceeds the current fair market value of such Pension Plan’s assets.

“Uninsured Liabilities” shall mean any losses, damages, costs, expenses and/or, liabilities (including any losses, damages, costs, expenses or liabilities resulting from property damage or casualty, general liability, workers’ compensation claims and business interruption) incurred by the Borrower or any Restricted Subsidiary which are not covered by insurance, but with respect to which insurance coverage is available to Persons engaged in the same or similar business as the Borrower and its Restricted Subsidiaries.

“United States” and “U.S.” mean the United States of America.

“Unrestricted MLP Subsidiary” means (i) each MLP Subsidiary that has been designated by the Borrower pursuant to Section 7.09(a) as an Unrestricted Subsidiary and (ii) each Subsidiary of each of the foregoing.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) (i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(iii) The words “include,” “includes” and “including” is by way of example and not limitation.

(iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(v) The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms. (a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b) If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

1.06 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).

ARTICLE II.

THE COMMITMENTS AND THE BORROWING

2.01 Term Loan Facility. Subject to the terms and conditions set forth herein, each Lender severally agrees to lend to the Borrower in a single disbursement on any Business Day during the Availability Period, in an aggregate amount not to exceed the amount of such Lender’s Commitment. If all or a portion of the Outstanding Amount is paid or prepaid, then the amount so paid or prepaid may not be reborrowed. Any portion of the aggregate Commitments that remains undisbursed after the initial disbursement hereunder shall be reduced to zero and cancelled on the date of the disbursement under this Section 2.01.

2.02 The Borrowing on the Funding Date, and Conversions and Continuations of Loans.

(a) The Borrowing pursuant to Section 2.01, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 10:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of the Borrowing if such Borrowing is comprised of Base Rate Loans. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting the Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing (which shall be, subject to satisfaction of the conditions precedent set forth in Section 4.02, the Funding Date), conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests the Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. In the case of the Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. The determination of the Eurodollar Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Citibank’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to the Borrowing, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than six Interest Periods in effect with respect to Loans.

2.03 [Intentionally Blank].

2.04 Optional Prepayments; Mandatory Prepayments and Commitment Reductions.

(a) Optional Prepayments. The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Pro Rata Shares.

(b) Mandatory Prepayments and Commitment Reductions from Net Cash Proceeds. Until such time as the Outstanding Amount has been repaid in full, the Outstanding Amount shall be permanently prepaid to the extent provided below (and, prior to the Funding Date the Commitments shall be reduced to the extent provided below):

(i) Debt Issuance. In the event the Borrower or any of its Restricted Subsidiaries receives on or after the Effective Date Net Cash Proceeds of one or more Debt Issuances in an aggregate amount equal to or greater than $50,000,000 (the amount of such Net Cash Proceeds in excess of $50,000,000 is herein referred to as the “Debt Issuance Prepayment Amount”), then concurrently with the receipt of such Net Cash Proceeds, the Loans shall be prepaid by an amount equal to 100% of the Debt Issuance Prepayment Amount. If the Borrower or any of its Restricted Subsidiaries receives such Net Cash Proceeds after the Effective Date and on or prior to the Funding Date, the Commitments shall be reduced by an amount equal to 100% of the Debt Issuance Prepayment Amount.

(ii) Equity Issuance. In the event of any Equity Issuance by the Borrower or any of its Restricted Subsidiaries on or after the Effective Date, then concurrently with the receipt of Net Cash Proceeds from such Equity Issuance (“Equity Issuance Net Cash Proceeds”), the Loans shall be prepaid by an amount equal to 100% of such Equity Issuance Net Cash Proceeds. If the Borrower or any of its Restricted Subsidiaries receives Equity Issuance Net Cash Proceeds after the Effective Date and on or prior to the Funding Date, the Commitments shall be reduced by an amount equal to 100% of such Equity Issuance Net Cash Proceeds.

(iii) Dispositions. If the Borrower or any of its Restricted Subsidiaries receives on or after the Effective Date Net Cash Proceeds of one or more Dispositions in an aggregate amount equal to or greater than $50,000,000 (the amount of such Net Cash Proceeds in excess of $50,000,000 is herein referred to as the “Dispositions Prepayment Amount”), then concurrently with the receipt of such Net Cash Proceeds, the Loans shall be prepaid (or, if such Net Cash Proceeds are received on or prior to the Funding Date, the Commitments shall be reduced) by an amount equal to 100% of the Dispositions Prepayment Amount; provided, however with respect to Net Cash Proceeds of Dispositions received during the period from the Effective Date to March 31, 2006, all mandatory prepayments and Commitment reductions that would otherwise have been due pursuant to this Section 2.04(b)(iii) in an aggregate amount up to $400,000,000 shall be deferred (without any further action by the Borrower, the Administrative Agent or any Lender) until March 31, 2006, unless and except to the extent the Borrower elects to make a voluntary prepayment pursuant to Section 2.04(a) prior to March 31, 2006. The aggregate amount of Commitments that are not reduced by reason of such deferral is herein called “Commitment Reduction Deferral Amount”. On March 31, 2006 a mandatory prepayment shall be due in an amount equal to (w) the amount of all such deferred payments that would have been due pursuant to this Section 2.04(b)(iii) but for this deferral plus (x) the amount of the Commitment Reduction Deferral Amount, minus the sum of (y) the “Voluntary Borrowing Reduction by Reason of Asset Sale Net Cash Proceeds” as defined in Section 2.04(b)(iv) plus (z) all voluntary prepayments of principal pursuant to Section 2.04(a) prior to March 31, 2006, if any.

(iv) Certain Definitions. As used in this Section 2.04(b):

“Commitment Amount” means the amount of the Commitment on the Funding Date (i.e., $1,000,000,000); provided, however, that in the event that reductions of the Commitment are required to be made on or prior to the Funding Date pursuant to the terms of Sections 2.04(b)(i), (ii) or (iii), then “Commitment Amount” shall mean the amount of the Commitment as so reduced on or prior to the Funding Date in accordance with the terms of such Sections.

“Voluntary Borrowing Reduction by Reason of Asset Sale Net Cash Proceeds” shall mean the lesser of (x) the amount of Net Cash Proceeds from Dispositions received by the Borrower and its Restricted Subsidiaries after the Effective Date and on or prior to the Funding Date, and (y) the difference between (i) the Commitment Amount (as defined above), and the (ii) the amount of the Borrowing.

(v) Application of Prepayments. The prepayments under this Section 2.04(b) shall be applied as a prepayment of the Outstanding Amount until the Outstanding Amount is paid in full. All mandatory prepayments of the Outstanding Amount and all Commitment reductions pursuant to this Sections 2.04(b) shall be allocated Pro Rata to each Lender.

(c) Mandatory Prepayments: Interest/Consequential Loss. All prepayments under this Section 2.04 shall be made together with accrued interest to the date of such prepayment on the principal amount prepaid and any amounts due under Section 3.05.

2.05 Optional Termination or Reduction of Commitments.

At any time prior to the Funding Date the Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments. Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Pro Rata Share. All facility and utilization fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

2.06 Repayment of Loans.

The Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of Loans outstanding on such date.

2.07 Interest.

(a) Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate.

(b) If any amount payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Furthermore, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.08 Fees.

(a) Facility Fee. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share, a facility fee equal to (i) from the Effective Date to the Funding Date, the Applicable Rate times the actual daily amount of the Aggregate Commitments, and (ii) from and after the Funding Date, the Applicable Rate times the actual daily amount of the Outstanding Amount of all Loans. The facility fee shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Effective Date, and on the Maturity Date (and, if applicable, thereafter on demand). The facility fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b) Utilization Fee. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share, a fee equal to the utilization fee, as set forth in the definition of Applicable Rate, times the Outstanding Amount on each day that the Outstanding Amount exceeds $500,000,000. From and after the date (after the Funding Date) on which the Outstanding Amount is equal to or less than $500,000,000, no Utilization Fee shall be due or payable. The utilization fee shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Funding Date, and on the Maturity Date. The utilization fee shall be calculated quarterly in arrears and if there is any change in the Applicable Rate during any quarter, the daily amount shall be computed and multiplied by the Applicable Rate for each period during which such Applicable Rate was in effect.

(c) Other Fees. The Borrower shall pay to the Arrangers and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.09 Computation of Interest and Fees. All computations of interest for Base Rate Loans when the Base Rate is determined by Citibank’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.11(a), bear interest for one day.

2.10 Evidence of Debt. The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

2.11 Payments Generally.

(a) All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b) If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(c) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of a Borrowing of Eurodollar Rate Loans (or, in the case of a Borrowing of Base Rate Loans, prior to 12:00 p.m. on the date of such Borrowing of Base Rate Loans) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such

Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (c) shall be conclusive, absent manifest error.

(d) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the Borrowing set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e) The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 10.04(c).

(f) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.12 Sharing of Payments. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or

(y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Restricted Subsidiary thereof (as to which the provisions of this Section shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

2.13 Order of Application.

(a) No Default. If no Default or Event of Default exists and if no order of application is otherwise specified in this Credit Agreement or any other Loan Document, payments and prepayments of the Obligations shall be applied first to fees, second to accrued interest then due and payable on the Outstanding Amount, and then to the remaining Obligations in the order and manner as the Borrower may direct.

(b) Default. If a Default or Event of Default exists (or if the Borrower fails to give directions as permitted under Section 2.13(a)), any payment or prepayment (including proceeds from the exercise of any rights) shall be applied to the Obligations in accordance with Section 8.03.

Administrative Agent shall not in any event be bound to inquire into or to determine the validity, scope, or priority of any interest or entitlement of any Lender and may suspend all payments or seek appropriate relief (including, without limitation, instructions from Required Lenders or an action in the nature of interpleader) in the event of any doubt or dispute as to any apportionment or distribution contemplated hereby.

ARTICLE III.

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii) duly completed copies of Internal Revenue Service Form W-8ECI,

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

(iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.

(f) Treatment of Certain Refunds. If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank eurodollar market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03 Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.04 Increased Costs; Reserves on Eurodollar Rate Loans.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e));

(ii) subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender); or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. The Borrower shall pay such Lender the amount shown as due on a certificate from such Lender setting forth the amounts necessary to compensate such Lender or its holding company to the extent required by subsection (a) or (b) of this Section within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Reserves on Eurodollar Rate Loans. The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 15 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 15 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 15 days from receipt of such notice.

3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.14;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 10.14.

3.07 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV.

CONDITIONS PRECEDENT TO EFFECTIVENESS AND FUNDING

4.01 Conditions Precedent to Effectiveness. This Agreement shall become effective upon the satisfaction of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the Borrower, each dated the Effective Date (or, in the case of certificates of governmental officials, a recent date before the Effective Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i) executed counterparts of this Agreement; delivery of an executed counterpart of this Agreement (or any other Loan Document) by facsimile shall be effective as delivery of a manually executed counterpart;

(ii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of a secretary or assistant secretary of the Borrower as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents;

(iii) such documents and certifications as the Administrative Agent may reasonably require to evidence that the Borrower is duly organized and in good standing in Oklahoma, and that the Borrower is in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and

(iv) such other assurances, certificates, or documents as the Administrative Agent or the Required Lenders reasonably may require.

(b) There shall not have occurred any event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, (i) a material adverse change in, or a material adverse effect upon, the operations, business, properties, assets, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole; (ii) a material impairment of the ability of the Borrower to perform its obligations under any Loan Document to which it is a party; or (iii) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower of any Loan Document to which it is a party.

(c) All representations and warranties of the Borrower set forth in Article V shall be true and correct as of the Effective Date.

(d) No Default or Event of Default shall have occurred and be continuing as of the Effective Date.

(e) The Administrative Agent shall have received a closing certificate dated the Effective Date and executed by a Responsible Officer of the Borrower with respect to the matters set forth in Section 4.01(b), (c), and (d).

(f) The Administrative Agent’s shall have received (i) a favorable opinion of Gable & Gotwals, counsel to the Borrower, addressed to the Administrative Agent and each Lender, as to the matters set forth in Exhibit E; and (ii) a favorable opinion of Locke Liddell & Sapp LLP, special New York counsel to the Borrower, addressed to the Administrative Agent and each Lender, as to the matters set forth in Exhibit F.

(g) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all expenses (including, without limitation, Attorney Costs) required to be reimbursed or paid by the Borrower hereunder.

The Administrative Agent shall notify the Borrower and the Lenders of the effectiveness of this Agreement, and such notice shall be conclusive and binding. Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

4.02 Conditions Precedent to Funding. The obligation of each Lender to make its Pro Rata Share of the Borrowing hereunder is subject to the satisfaction (or waiver in accordance with Section 10.01) of the following conditions precedent:

(a) The Administrative Agent shall have received a Note executed by the Borrower for each Lender that has requested a Note.

(b) The representations and warranties of the Borrower set forth in Article V shall be true and correct immediately before and after giving effect to the Borrowing and the consummation of the Acquisition.

(c) Immediately before and after giving effect to the Borrowing and the consummation of the Acquisition, no Default or Event of Default shall have occurred and be continuing.

(d) (i) The Acquisition shall be consummated on the Funding Date concurrently with the Borrowing, in compliance with all material applicable Laws; (ii) all third party approvals required for consummation of the Acquisition have been obtained, except such approvals the failure of which to obtain would not have a Material Adverse Effect; (iii) all necessary material consents and approvals of and filings and registration with, and all other material actions in respect of, all Governmental Authorities required for the consummation of the Acquisition have been obtained, given, filed or taken and are in full force and all waiting periods relating thereto have expired without, in any such case, any action being taken by any Governmental Authority which restrains, prevents or imposes any materially adverse condition upon the consummation of the Acquisition; and (iv) there does not exist any judgment, order, injunction or other restraint issued or filed with respect to the making of the Borrowing or the consummation of the Acquisition.

(f) The Administrative Agent shall have received a closing certificate dated the Funding Date and executed by a Responsible Officer of the Borrower with respect to the matters set forth in Section 4.02(b), (c), and (d).

(g) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Funding Date, including, to the extent invoiced, reimbursement or payment of all expenses (including, without limitation, Attorney Costs) required to be reimbursed or paid by the Borrower hereunder.

(h) The Funding Date shall have occurred on or before ninety (90) days after the Effective Date.

(i) The Administrative Agent shall have received a Loan Notice.

The Administrative Agent shall notify the Borrower and the Lenders of the Funding Date, and such notice shall be conclusive and binding.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders that both before and after giving effect to the Acquisition:

5.01 Existence, Qualification and Power; Compliance with Laws. The Borrower and each of its Restricted Subsidiaries (a) is a corporation, partnership or limited liability company duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Laws; except in each case referred to in clause (b)(i), (c) or (d), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02 Authorization; No Contravention. The execution, delivery and performance by the Borrower of each Loan Document has been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of the Borrower’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, (i) any Contractual Obligation to which the Borrower or any of its Restricted Subsidiaries is a party or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which the Borrower or any of its Restricted Subsidiaries or its property is subject; or (c) violate any Law.

5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Borrower of this Agreement or any other Loan Document.

5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by the Borrower. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms.

5.05 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b) The unaudited consolidated financial statements of the Borrower and its Subsidiaries dated March 31, 2005, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c) During the period from the date of the Audited Financial Statements through the Effective Date, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

5.06 Litigation. There are no actions, suits, proceedings, investigations, claims or disputes pending or, to the knowledge of the Borrower after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, any of the transactions contemplated hereby, or the Acquisition, (b) as to which there is a reasonable probability of an adverse determination and that, if determined adversely, either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

5.07 No Default. Neither the Borrower nor any Restricted Subsidiary is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08 Ownership of Property; Liens. Each of the Borrower and each Restricted Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of the Borrower and its Restricted Subsidiaries is subject to no Liens, other than Liens permitted by Section 7.01.

5.09 Environmental Compliance. The Borrower and its Restricted Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Borrower has reasonably concluded that such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Borrower and each of its Restricted Subsidiaries has obtained all material licenses, permits, authorizations and registrations required under any Environmental Law (“Environmental Permits”) necessary for its operations, and all such Environmental Permits are in good standing, and the Borrower and each of its Restricted Subsidiaries is in compliance with all terms and conditions of such Environmental Permits, except where any such failure to be in compliance could not reasonably be expected to result in a Material Adverse Effect.

5.10 Insurance. The properties of the Borrower and its Restricted Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Restricted Subsidiary operates and covering such risks as are necessary to ensure that Uninsured Liabilities of the Borrower and/or any Restricted Subsidiary are not reasonably likely to result in a Material Adverse Effect.

5.11 Taxes. The Borrower and its Restricted Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Borrower or any Restricted Subsidiary that would, if made, have a Material Adverse Effect.

5.12 ERISA Compliance.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. The Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b) There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could be reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability which, when aggregated with the Unfunded Pension Liability of all other Pension Plans, could reasonably be expected to have a Material Adverse Effect; (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

5.13 Subsidiaries. As of the Effective Date, the Borrower has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13 and has no material equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.13.

5.14 Margin Regulations; Investment Company Act; Public Utility Holding Company Act.

(a) The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of the Borrowing, not more than 25% of the value of the assets (either of the Borrower only or of the Borrower and its Restricted Subsidiaries on a consolidated basis) subject to the provisions of Section 7.01 or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 8.01(e) will be margin stock.

(b) None of the Borrower, any Person Controlling the Borrower, or any Restricted Subsidiary (i) is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, (ii) is or is required to be registered as an “investment company” under the Investment Company Act of 1940, or (iii) is subject to regulation under the Federal Power Act, the Interstate Commerce Act, any state public utilities code or any other Federal or state statute or regulation limiting its ability to incur Indebtedness hereunder.

5.15 Disclosure. The Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Restricted Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. For purposes of this Section 5.15, information that is disclosed in a Form 10-K, 10-Q, 8-K, or definitive proxy materials filed by the Borrower with the SEC shall be deemed to have been disclosed to the Administrative Agent and the Lenders. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

5.16 Compliance with Laws.

Each of the Borrower and each Restricted Subsidiary is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17 No Burdensome Agreements.

Neither the Borrower, nor any of its Restricted Subsidiaries is bound by any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability of any Restricted Subsidiary to make distributions or issue dividends to the Borrower or any Restricted Subsidiary or to otherwise transfer property to the Borrower or any Restricted Subsidiary.

5.18 Intellectual Property; Licenses, Etc.

The Borrower and its Restricted Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights that are reasonably necessary for the operation of their respective businesses, and, to the best knowledge of the Borrower, such ownership or right to use is without conflict with the rights of any other Person. To the best knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower or any Restricted Subsidiary infringes upon any rights held by any other Person. No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

ARTICLE VI.

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03 and 6.11) cause each Restricted Subsidiary to:

6.01 Financial Statements. Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, (i) a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit, and (ii) for each MLP that is an Unrestricted MLP Subsidiary, a consolidated balance sheet of such MLP and its Subsidiaries as at the end of such fiscal year of the Borrower, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous twelve-month period, all in reasonable detail and prepared in accordance with GAAP;

(b) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, (i) a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and (ii) for each MLP that is an Unrestricted MLP Subsidiary, a consolidated balance sheet of such MLP and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year of the Borrower and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the MLP and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

As to any information contained in materials furnished pursuant to Section 6.02(c), the Borrower shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in lieu of the obligation of the Borrower to furnish the information and materials described in subsections (a) and (b) above at the times specified therein.

6.02 Certificates; Other Information. Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), (or if such financial statements are delivered electronically, within two (2) business days of such electronic delivery) a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower;

(b) promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any Restricted Subsidiary, or any audit of any of them;

(c) (i) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports, all statements under oath of the Borrower’s principal executive officer and principal financial officer relating to facts and circumstances relating to Securities Exchange Act of 1934 filings, and all registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto; and (ii) promptly after the same are available, copies of the annual and quarterly financial statements furnished to equity owners of each MLP;

(d) promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically pursuant to Section 10.02(b), provided that upon request made by the Administrative Agent, the Borrower shall deliver paper copies or soft copies (by electronic mail) of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies or soft copies. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(a) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers may make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, and the Lenders to treat such Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor, provided, however, that notwithstanding the foregoing, the Borrower shall not have any obligation to mark any Borrower Materials as “PUBLIC.”

6.03 Notices. Promptly notify the Administrative Agent and each Lender:

(a) of the occurrence of any Default and of the occurrence or existence of any event or circumstance that could reasonably be expected to become a Default and the action which the Borrower is taking or proposes to take with respect thereto;

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws;

(c) of the occurrence of any ERISA Event;

(d) of the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Restricted Subsidiary (i) in which the amount of damages claimed is $50,000,000 (or its equivalent in another currency or currencies) or more, (ii) in which injunctive or similar relief is sought and which, if adversely determined, could have a Material Adverse Effect, or (iii) in which the relief sought is an injunction or other stay of the performance of this Agreement or any Loan Document or the operations of the Borrower or any of its Restricted Subsidiaries;

(e) of any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary; and

(f) of any announcement by Moody’s or S&P of any change or possible change in a Debt Rating.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a)

shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04 Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Restricted Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

6.05 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.03, (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06 Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

6.07 Maintenance of Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons and with such deductibles and covering such risks as are necessary to ensure that Uninsured Liabilities of the Borrower and/or any Restricted Subsidiary are not reasonably likely to result in a Material Adverse Effect, and providing for not less than 30 days’ prior notice to the Administrative Agent of termination, lapse or cancellation of such insurance.

6.08 Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, write, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09 Books and Records. (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Restricted Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Restricted Subsidiary, as the case may be.

6.10 Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

6.11 Use of Proceeds. Use the proceeds of the Borrowing to finance the Acquisition and to pay transaction costs and expenses associated therewith.

ARTICLE VII.

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, the Borrower shall not, nor shall it permit any Restricted Subsidiary to, directly or indirectly:

7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to any Loan Document;

(b) Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(c) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(d) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(e) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(f) any right which any municipal or governmental body or agency may have by virtue of any franchise, license, contract or status to purchase or designate a purchaser of, or order the sale of, any property of the Borrower or a Restricted Subsidiary upon payment of reasonable compensation therefor or to terminate any franchise, license or other rights or to regulate the property and business of the Borrower or a Restricted Subsidiary;

(g) any liens, neither assumed by the Borrower or a Restricted Subsidiary nor on which it customarily pays interest, existing upon real estate or rights in or relating to real estate acquired by the Borrower or a Restricted Subsidiary for sub-station, measuring station, regulating station, gas purification station, compressor station, transmission line, distribution line or right-of-way purposes;

(h) easements or reservations in any property of the Borrower or a Restricted Subsidiary for the purpose of roads, pipe lines, gas transmission and distribution lines, electric light and power transmission and distribution lines, water mains and other like purposes, and zoning ordinances, regulations and restrictions which do not impair the use of such property in the operation of the business of the Borrower or a Restricted Subsidiary;

(i) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(j) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h) or securing appeal or other surety bonds related to such judgments;

(k) (i) Liens securing Indebtedness in respect of capital leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets, provided that (A) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, (B) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition, and (C) such Liens attach to such property concurrently with or within 90 days after the acquisition thereof, and (ii) Liens securing any refinancing of such Indebtedness, provided that such Liens do not extend to additional property and the amount of the Indebtedness is not increased; provided further that the principal amount of the Indebtedness secured by Liens permitted by this clause (k) shall not in the aggregate exceed 2.5% of the Total Capital of the Borrower and its Restricted Subsidiaries;

(l) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with or acquired by the Borrower or any Restricted Subsidiary of the Borrower; provided that such Liens were not granted in contemplation of, and were in existence prior to, such merger, consolidation or acquisition and do not extend to any assets other than those of the Person merged into or consolidated with the Borrower or the Restricted Subsidiary that were encumbered prior to such merger, consolidation or acquisition;

(m) Liens on property existing at the time of acquisition of the property by the Borrower or any Restricted Subsidiary of the Borrower; provided that such Liens were not granted in contemplation of, and were in existence prior to, the contemplation of such acquisition and no such Lien may encumber any other property of the Borrower or any Restricted Subsidiary;

(n) Liens incurred to refinance any Indebtedness of the Borrower or its Restricted Subsidiaries which has been secured by Liens otherwise permitted hereunder under clauses (l) and (m); provided that such Liens do not extend to any property other than the property securing the Indebtedness refinanced and the amount of the Indebtedness secured thereby is not increased;

(o) Liens on cash and cash equivalents granted pursuant to master netting agreements entered into in the ordinary course of business in connection with Swap Contracts; provided that (i) the transactions secured by such Liens are governed by standard International Swaps and Derivatives Association, Inc. (“ISDA”) documentation, and (ii) such Swap Contracts consist of derivative transactions contemplated to be settled in cash and not by physical delivery and are designed to minimize the risk of fluctuations in oil and gas prices with respect to the Borrower’s and its Restricted Subsidiaries’ operations in the ordinary course of its business;

(p) Liens pursuant to master netting agreements entered into in the ordinary course of business in connection with Swap Contracts, in each case pursuant to which the Borrower or a Restricted Subsidiary of the Borrower, as a party to such master netting agreement and as pledgor, pledges or otherwise transfers to the other party to such master netting agreement, as pledgee, in order to secure the Borrower’s or such Restricted Subsidiary’s obligations under such master netting agreement, a Lien upon and/or right of set off against, all right, title, and interest of the pledgor in any obligations of the pledgee owed to the pledgor, together with all accounts and general intangibles and payment intangibles in respect of such obligations and all dividends, interest, and other proceeds from time to time received, receivable, or otherwise distributed in respect of, or in exchange for, any or all of the foregoing;

(q) Liens arising in the ordinary course of business under Oil and Gas Agreements to secure compliance with such agreements, provided that any such Lien referred to in this clause are for claims which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP, and provided further that any such Lien referred to in this clause does not materially impair the use of the property covered by such Lien for the purposes for which such property is held by the Borrower or any Restricted Subsidiary or materially impair the value of such property subject thereto, and provided further that such Liens are limited to property that is the subject of the relevant Oil and Gas Agreement; and

(r) Liens not otherwise permitted by this Section 7.01 if at the time of, and after giving effect to, the creation or assumption of any such Lien, the aggregate of all obligations of the Borrower and its Restricted Subsidiaries secured by any Liens not otherwise permitted hereby does not exceed 10% of the Total Capital of the Borrower and its Restricted Subsidiaries.

7.02 Investments. Make any Investments, except:

(a) Investments held by the Borrower or such Restricted Subsidiary in the form of cash equivalents;

(b) advances to officers, directors and employees of the Borrower and Restricted Subsidiaries in the ordinary course of business in accordance with applicable law for travel, entertainment, relocation and analogous ordinary business purposes;

(c) Investments of the Borrower in any wholly-owned Restricted Subsidiary and Investments of any wholly-owned Restricted Subsidiary in another wholly-owned Restricted Subsidiary;

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e) purchases of, or investments in, the capital stock, equity interest, assets, obligations or other securities of, or interest in, Restricted Subsidiaries, joint ventures or other Persons (other than an Unrestricted MLP Subsidiary or a Person that becomes an Unrestricted MLP Subsidiary as a result of such Investment), in each case which are engaged principally in the business of the purchasing, gathering, compression, transportation, distribution, marketing, or storage of natural gas and compressed natural gas, the exploration or production of natural gas or oil or the processing of natural gas liquids, the underground piping of natural gas distribution systems, other natural gas-related businesses, or the generation and marketing of electricity; provided that such purchases or investments are not opposed by the board of directors or management of such Person;

(f) subject to Section 7.09, Investments in Unrestricted MLP Subsidiaries; and

(g) other Investments (other than Investments in Unrestricted MLP Subsidiaries), if at the time of, and after giving effect to, such Investments, the aggregate book value of all such Investments does not exceed $100,000,000 in the aggregate.

7.03 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or a Material Portion of the assets of the Borrower and its Restricted Subsidiaries taken as a whole (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a) any Restricted Subsidiary may merge with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Restricted Subsidiaries, provided that when any wholly-owned Restricted Subsidiary is merging with another Restricted Subsidiary, the wholly-owned Restricted Subsidiary shall be the continuing or surviving Person; and

(b) any Restricted Subsidiary may Dispose of all or any portion of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Restricted Subsidiary; provided that if the transferor in such a transaction is a wholly-owned Restricted Subsidiary, then the transferee must either be the Borrower or a wholly-owned Restricted Subsidiary; and

(c) the Borrower or any of its Restricted Subsidiaries may consolidate or merge with another corporation or entity, and a Person may consolidate with or merge into the Borrower or any of its Restricted Subsidiaries, provided that (x) if the merger involves a Restricted Subsidiary but does not involve the Borrower, a Restricted Subsidiary shall be the ultimate surviving entity, and (y) if the merger involves the Borrower, the Borrower shall be the ultimate surviving entity, and (z) in each such case (i) the surviving entity shall be after the merger a solvent corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, (ii) immediately after giving effect to such transaction and treating any Indebtedness which becomes an obligation of the Borrower or a Restricted Subsidiary as a result of such transaction as having been incurred by the Borrower or such Restricted Subsidiary at the time of such transaction, no Default shall have happened and be continuing, and (iii) if the merger or consolidation involves the Borrower, the Borrower has delivered to the Administrative Agent a certificate signed by a Responsible Officer and an opinion of counsel, each stating that such consolidation or merger complies with this Section 7.03 and such certificate shall additionally state that, in the opinion of the board of directors of the Borrower, the transaction is in the interest of the Borrower;

provided, however, that the Borrower shall not convey or transfer any assets to a Restricted Subsidiary solely for the purpose of improving the credit position of such Restricted Subsidiary in order to enable it to borrow money.

For purposes of determining compliance with this Section 7.03, in the event of a Disposition of assets by the Borrower or by a Restricted Subsidiary, the assets being Disposed of by the Borrower or by such Restricted Subsidiary shall be considered to constitute a “Material Portion of the assets of the Borrower and its Restricted Subsidiaries taken as a whole” only if (i) the aggregate book value of such assets being Disposed of, plus the book value of all other assets Disposed of by the Borrower and Restricted Subsidiaries taken as a whole since the Effective Date, minus the book value of all assets acquired by the Borrower and Restricted Subsidiaries taken as a whole since the Effective Date (including the assets to be acquired in consideration for the Disposition), is equal to or greater than (ii) $1,606,084,000.00 (which equals 25% of the aggregate book value of the assets of the Borrower and its Restricted Subsidiaries as of September 30, 2004).

7.04 Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Restricted Subsidiaries on the date hereof or any business substantially related or incidental thereto.

7.05 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower or such Restricted Subsidiary as would be obtainable by the Borrower or such Restricted Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate.

7.06 Burdensome Agreements. Enter into any Contractual Obligation that limits the ability of any Restricted Subsidiary to pay dividends or make other payments or distributions to the Borrower or to otherwise transfer property to the Borrower.

7.07 Use of Proceeds.

(a) Use the proceeds of the Borrowing hereunder, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose; or

(b) use the proceeds of the Borrowing hereunder in any manner other than as permitted pursuant to Section 6.11.

7.08 Debt to Capital.

(a) Permit Consolidated Total Indebtedness at any time during the periods set forth below to exceed the percentage of Total Capital set forth opposite such period:

Period	% of Total Capital
Effective Date through 2/28/06	70.0%
3/01/06 and thereafter	67.5%

(b) Qualifying Obligations constitute Indebtedness as defined in this Agreement. However, for purposes of determining compliance with this Section 7.08 as of any date, the Qualifying Amount of Pledged Notes and Convertibles, and the Qualifying Amount of Subordinated Securities, shall be excluded from Consolidated Total Indebtedness and shall be added to Consolidated Net Worth. As used in this Section, (i) “Qualifying Amount of Pledged Notes and Convertibles” as of any date means an amount equal to the lesser of (A) 75% of the outstanding principal amount of Pledged Notes and of Convertibles as of such date, or (B) 10% of Total Capital as of such date, and (ii) “Qualifying Amount of Subordinated Securities” as of any date means an amount equal to the lesser of (A) 75% of the outstanding principal amount of all Subordinated Securities as of such date or (B) 15% of Total Capital as of such date minus the Qualifying Amount of Pledged Notes and Convertibles as of such date. For the avoidance of doubt, any Convertibles that also qualify as Subordinated Securities as defined in this Agreement shall be deemed Subordinated Securities only for purposes of determining compliance with this Section 7.08.

7.09 Designation of Unrestricted MLP Subsidiaries; Investments in Unrestricted MLP Subsidiaries.

(a) Borrower hereby designates as Unrestricted MLP Subsidiaries the MLP Subsidiaries identified as such on Schedule 5.13. After the Effective Date, the Borrower may designate any other MLP Subsidiary as an Unrestricted MLP Subsidiary by delivery of a certificate of a Responsible Officer of the Borrower to the Administrative Agent, which certificate shall name each of the MLP Subsidiaries being designated as Unrestricted MLP Subsidiaries, state the effective date of such designation, which shall be the date of delivery of such certificate, and certify that all of the conditions set forth in this Section 7.09 have been satisfied. An MLP Subsidiary may be designated as an Unrestricted MLP Subsidiary, only if after giving effect to such designation no Default shall have occurred and be continuing or would occur as a consequence thereof and provided further that each of the following conditions is satisfied with respect to such MLP Subsidiary and all of its Subsidiaries:

(i) a GP-MLP may be designated as an Unrestricted MLP Subsidiary only if its business is limited to holding a general partnership interest in an MLP that has been designated as an Unrestricted Subsidiary;

(ii) (A) neither the Borrower nor any of its Restricted Subsidiaries provides any Guarantee of, or any credit support for, any Indebtedness or other obligation (contingent or otherwise) of such MLP Subsidiary (or any of its Subsidiaries), or otherwise is directly or indirectly liable for any Indebtedness or other obligation (contingent or otherwise) of such MLP Subsidiary (or any of its Subsidiaries), (B) no Indebtedness or other obligation (contingent or otherwise) of such MLP Subsidiary (or any of its Subsidiaries) is with recourse to the Borrower or any Restricted Subsidiary, (C) neither the Borrower nor any of its Restricted Subsidiaries has any direct or indirect obligation to maintain or preserve the financial condition of such MLP Subsidiary (or any of its Subsidiaries) or to cause any such MLP Subsidiary (or any of its Subsidiaries) to achieve any specified level of operating results, and (D) there are no Liens on any property of the Borrower or any Restricted Subsidiary securing, nor is any of their property otherwise subject (directly or indirectly) to the satisfaction of, any Indebtedness or other obligation (contingent or otherwise), of any such MLP Subsidiary (or any of its Subsidiaries); and

(iii) such MLP Subsidiary does not, nor does any of its Subsidiaries (i) own any capital stock of or other equity interests in the Borrower or any Restricted Subsidiary, (ii) hold any Indebtedness of the Borrower or any Restricted Subsidiary, except in the ordinary course of business but in no event Indebtedness for borrowed money, or (iii) hold any Lien on property of the Borrower or any Restricted Subsidiary, except in connection with the ordinary course of business but in no event to secure debt for borrowed money.

(b) If at any time any Unrestricted MLP Subsidiary fails to meet any of the requirements set forth in Section 7.09(a)(i), (ii) or (iii), then (i) it and each of its Subsidiaries shall thereafter cease to be Unrestricted MLP Subsidiaries and it and each of its Subsidiaries shall be Restricted Subsidiaries, and (ii) the Borrower shall so notify the Administrative Agent.

(c) The Borrower may at any time designate any Unrestricted MLP Subsidiary to be a Restricted Subsidiary, provided that all of the Subsidiaries of such Unrestricted MLP Subsidiary shall also be designated as Restricted Subsidiaries, and provided further that immediately after giving effect to such designation no Default shall have occurred and be continuing or would occur as a consequence thereof. Such designation shall be made by delivery of a certificate of a Responsible Officer of the Borrower to the Administrative Agent, which certificate shall (i) name each of the MLP Subsidiaries being designated as a Restricted Subsidiary, (ii) state the effective date of such designation, which shall be the date of delivery of such certificate, and (iii) certify that all of the conditions to such designation set forth in this Section 7.09 have been satisfied.

(d) The aggregate net amount invested by the Borrower and its Restricted Subsidiaries in Unrestricted MLP Subsidiaries from and after September 17, 2004 shall not at any time exceed twenty percent (20%) of consolidated total assets of the Borrower and its Restricted Subsidiaries determined in accordance with GAAP. For purposes of determining compliance with this subsection (d): (i) the “aggregate net amount invested” shall be equal to (A) the aggregate dollar amount of Investments made by the Borrower and its Restricted Subsidiaries in Unrestricted MLP Subsidiaries (and for this purpose, Investments made by transfer of assets other than cash from the Borrower or a Restricted Subsidiary to an Unrestricted MLP Subsidiary shall be valued at the fair market value of such assets at the time of transfer), minus (B) (I) dividends and other distributions of cash received by the Borrower and its Restricted Subsidiaries in respect of such Investments (or, in the case of Investments in the form of loans or other extensions of credit by the Borrower or its Restricted Subsidiaries to Unrestricted MLP Subsidiaries, repayments of the principal of such loans or other extensions of credit) and (II) cash consideration received for sale of equity interests in Unrestricted MLP Subsidiaries by the Borrower and its Restricted Subsidiaries to unrelated third parties; (ii) consolidated total assets shall be determined as of the fiscal quarter of the Borrower most recently ended, and (iii) “fair market value” of assets means the fair market value of such assets as determined by the independent third party retained by the Borrower or an Unrestricted MLP Subsidiary or directors of either of the foregoing in connection with the Borrower’s investment in such Unrestricted MLP Subsidiary.

(e) As of the Effective Date, the Subsidiaries described on Schedule 5.13 are the only Subsidiaries that are Unrestricted MLP Subsidiaries. The Borrower represents and warrants that it is entitled to designate such Subsidiaries as Unrestricted MLP Subsidiaries on the date hereof pursuant to this Section 7.09.

ARTICLE VIII.

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. The Borrower fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within three Business days after the same becomes due, any interest on any Loan, or any facility, utilization or other fee due hereunder, or (iii) within five Business days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.03, 6.05, 6.10, 6.11, 7.01, 7.08 or 7.09(d) or clause (y) of Section 7.03; or

(c) Other Defaults. The Borrower fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading when made or deemed made; or

(e) Cross-Default. (i) There occurs an Event of Default as defined in the Borrower Revolving Credit Agreement; or (ii) the Borrower or any Restricted Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made by the Borrower or any Restricted Subsidiary, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (iii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Restricted Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Restricted Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Restricted Subsidiary as a result thereof is greater than the Threshold Amount; or

(f) Insolvency Proceedings, Etc. The Borrower or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or the Borrower or any of its Subsidiaries shall take any corporate action in furtherance of any of the foregoing; or

(g) Inability to Pay Debts; Attachment. (i) The Borrower or any Restricted Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h) Judgments. There is entered against the Borrower or any Restricted Subsidiary (i) a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of ten (10) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j) Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or the Borrower or any other Person contests in any manner the validity or enforceability of any Loan Document; or the Borrower denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(k) Change of Control. There occurs any Change of Control with respect to the Borrower.

8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(c) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Administrative Agent or any Lender.

8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

ARTICLE IX.

ADMINISTRATIVE AGENT

9.01 Appointment and Authority. Each of the Lenders hereby irrevocably appoints Citibank to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders, and the Borrower shall not have rights as a third party beneficiary of any of such provisions.

9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the

Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.06 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor

Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.08, 10.04 and 10.05) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.08, 10.04, and 10.05.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.09 Other Agents; Arrangers and Managers. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “joint book manager,” or “joint lead arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

ARTICLE X.

MISCELLANEOUS

10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 4.01(a) without the written consent of each Lender;

(b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(c) postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) or any mandatory reduction of the Aggregate Commitments hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d) reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(e) change Section 2.12 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender; or

(f) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (ii) no Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

10.02 Notices and Other Communications; Electronic Communications.

(a) General. Unless otherwise expressly provided herein, all notices, Communications and other communications provided for hereunder shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or (subject to subsection (c) below) electronic mail address, and all notices, Communications and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower and the Administrative Agent.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications.

(i) The Borrower hereby agrees that, unless otherwise requested by the Administrative Agent, it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (A) relates to a request for a new, or a conversion of an existing, Borrowing or other extension of credit (including any election of an interest rate or Interest Period relating thereto), (B) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (C) provides notice of any Default or Event of Default under this

Agreement, (D) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing or other extension of credit hereunder or (E) initiates or responds to legal process (all such non-excluded information being referred to herein collectively as the “Communications”) by transmitting the Communications in an electronic/soft medium (provided such Communications contain any required signatures) in a format acceptable to the Administrative Agent to oploanswebadmin@citigroup.com (or such other e-mail address designated by the Administrative Agent from time to time).

(ii) Each party hereto agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on the Platform. Nothing in this Section 10.02(b)(ii) shall prejudice the right of the Administrative Agent to make the Communications available to the Lenders in any other manner specified in this Agreement.

(iii) Each Lender agrees that e-mail notice to it (at the address provided pursuant to the next sentence and deemed delivered as provided in the next paragraph) specifying that Communications have been posted to the Platform shall constitute effective delivery of such Communications to such Lender for purposes of this Agreement. Each Lender agrees (A) to notify the Administrative Agent in writing (including by electronic communication) from time to time to ensure that the Administrative Agent has on record an effective e-mail address for such Lender to which the foregoing notice may be sent by electronic transmission and (B) that the foregoing notice may be sent to such e-mail address.

(iv) Each party hereto agrees that any electronic communication referred to in this Section 10.02 shall be deemed delivered upon the posting of a record of such communication (properly addressed to such party at the e-mail address provided to the Administrative Agent) as “received” in the e-mail system of the receiving party, provided that if such communication is not so received during the normal business hours of the receiving party, such communication shall be deemed delivered at the opening of business on the next Business Day.

(v) Each party hereto acknowledges that (A) the distribution of material through an electronic medium is not necessarily secure and there are confidentiality and other risks associated with such distribution, (B) the Communications and the Platform are provided “as is” and “as available,” (C) none of the Administrative Agent, its affiliates nor any of their respective officers, directors, employees, agents, advisors or representatives (collectively, the “Citigroup Parties”) warrants the adequacy of the Platform or the accuracy or completeness of any Communications, and each Citigroup Party expressly disclaims liability for errors or omissions in any Communications or the Platform, and (D) no warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Citigroup Party in connection with any Communications or the Platform.

(c) Change of Address, Etc. Each of the Borrowers and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent.

(d) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03 No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of outside counsel for the Administrative Agent) and all reasonable out of pocket expenses incurred by the Syndication Agent, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out of pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of any outside counsel for the Administrative Agent or any Lender), in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any outside counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the parties to this Agreement shall not assert, and hereby waive, any claim against any other party or Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby except to the extent caused by such Person’s gross negligence or willful misconduct.

(e) Payments. All amounts due under this Section 10.04 shall be payable not later than ten Business Days after demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, and (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that:

(i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund (as defined in subsection (g) of this Section) with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);

(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;

(iii) any assignment of a Commitment must be approved by the Administrative Agent unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee) (each such consent not to be unreasonably withheld); and

(iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee

Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or substantive change to the Loan Documents is pending, any Lender wishing to consult with other Lenders in connection therewith may request and receive from the Administrative Agent a copy of the Register.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that directly affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender, provided such Participant agrees to be subject to Section 2.12 as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Certain Definitions. As used herein, the following terms have the following meanings:

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(h) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.07 Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that (a) Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (ii) to the extent requested by any regulatory authority; (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (iv) to any other party to this Agreement; (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (vi) subject to an agreement containing provisions substantially the same as those of this Section, to any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement; (vii) with the consent of the Borrower; (viii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower; or (ix) to the National Association of Insurance Commissioners or any other similar organization; and (b) subject to an agreement containing provisions substantially the same as those of this Section, Information other than the Projections (as hereinafter defined) may be disclosed to any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any swap or credit derivative transaction relating to obligations of the Borrower. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Borrowing. For the purposes of this Section, “Information” means all information received from the Borrower or any Restricted Subsidiary of Borrower, or any officer, director, employee, counsel, or agent of Borrower or any of its Restricted Subsidiaries relating to the Borrower or any Restricted Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender on a nonconfidential basis prior to disclosure by the Borrower. As used herein, “Projections” means all financial projections prepared by the Borrower and furnished to the Lenders in connection with this Credit Agreement. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

10.08 Set-off. In addition to any rights and remedies of the Lenders provided by law, upon the occurrence and during the continuance of any Event of Default, each Lender and its Affiliates are authorized at any time and from time to time, without prior notice to the Borrower, any such notice being waived by the Borrower to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender or any such Affiliate to or for the credit or the account of the Borrower against any and all Obligations owing to such Lender hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or indebtedness. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender or any of its Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.11 Integration, Effectiveness. (a) This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

(b) Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.

Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

10.12 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of the Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

10.13 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.14 Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.07), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.07(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d) such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

10.15 Governing Law.

(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.16 Waiver of Right to Trial by Jury. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS

BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.17 USA PATRIOT Act Notice Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.

10.18 ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

ONEOK, INC.

By:
Name:
Title:

[Signature Page to ONEOK Credit Agreement]

CITIBANK, N.A., as
Administrative Agent

By:
Name:
Title:

CITIBANK, N.A., as
a Lender

By:
Name:
Title:

[Signature Page to ONEOK Credit Agreement]

UBS LOAN FINANCE LLC, as
a Lender

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to ONEOK Credit Agreement]

ABN AMRO BANK N.V.

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to ONEOK Credit Agreement]

JPMORGAN CHASE BANK, N.A.

By:
Name:
Title:

[Signature Page to ONEOK Credit Agreement]

WACHOVIA BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

[Signature Page to ONEOK Credit Agreement]

THE ROYAL BANK OF SCOTLAND plc

By:
Name:
Title:

[Signature Page to ONEOK Credit Agreement]

SUMITOMO MITSUI BANKING CORPORATION

By:
Name:
Title:

[Signature Page to ONEOK Credit Agreement]

SUNTRUST BANK

By:
Name:
Title:

[Signature Page to ONEOK Credit Agreement]

UNION BANK OF CALIFORNIA, N.A.

By:
Name:
Title:

[Signature Page to ONEOK Credit Agreement]

KBC BANK N.V.

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to ONEOK Credit Agreement]

WESTLB AG, NEW YORK BRANCH

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to ONEOK Credit Agreement]

BANK OF OKLAHOMA, N.A.

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to ONEOK Credit Agreement]

UMB BANK, N.A.

By:
Name:
Title:

[Signature Page to ONEOK Credit Agreement]

SCHEDULE 1.01B

EXISTING SALE AND

LEASEBACK TRANSACTIONS

ONEOK Leasing Company, a Delaware corporation and wholly-owned subsidiary of ONEOK, Inc. (as Lessee), entered into a Sublease with RMZ Corporation, a Delaware corporation (as Lessor), dated as of May 15, 1983, as amended by a First Amendment to Lease dated as of October 1, 1984.

Schedule 1.01B – Page 1

SCHEDULE 2.01

COMMITMENTS

AND PRO RATA SHARES

Lender	Commitment	Pro Rata Share
Citibank, N.A.	$142,500,000	14.250000000%

UBS Loan Finance LLC	$142,500,000	14.250000000%

ABN AMRO Bank N.V.	$90,000,000	9.000000000%

JPMorgan Chase Bank	$90,000,000	9.000000000%

Wachovia Bank, National Association	$90,000,000	9.000000000%

The Royal Bank of Scotland plc	$90,000,000	9.000000000%

Sumitomo Mitsui Banking Corporation	$90,000,000	9.000000000%

SunTrust Bank	$65,000,000	6.500000000%

Union Bank of California, N.A.	$65,000,000	6.500000000%

KBC Bank N.V.	$50,000,000	5.000000000%

WestLB AG, New York Branch	$50,000,000	5.000000000%

Bank of Oklahoma N.A.	$25,000,000	2.500000000%

UMB Bank, N.A.	$10,000,000	1.000000000%

Total	$1,000,000,000	100.000000000%

Schedule 2.01 – Page 1

SCHEDULE 5.13

SUBSIDIARIES, EQUITY INVESTMENTS AND

UNRESTRICTED MLP SUBSIDIARIES

Restricted Subsidiaries

Kansas Gas Marketing Company

Mercado Gas Services Inc.

Mid Continent Market Center, Inc.

NBP Services, LLC

Oasis Acquisition Corporation

Oklahoma Natural Energy Services Company

OkTex Pipeline Company

ONEOK Bushton Processing, Inc.

ONEOK Energy Marketing Company

ONEOK Energy Resources Company

ONEOK Energy Resources Holdings, L.L.C.

ONEOK Energy Services Canada, Ltd.

ONEOK Energy Services Company, II

ONEOK Energy Services Company, L.P.

ONEOK Energy Services Holdings, L.L.C.

ONEOK Field Services Company

ONEOK Field Services Holdings, L.L.C.

ONEOK Gas Gathering, L.L.C.

ONEOK Gas Storage Holdings, L.L.C.

ONEOK Gas Storage, L.L.C.

ONEOK Gas Transportation, L.L.C.

ONEOK Kansas Company

ONEOK Kansas Properties, L.L.C.

ONEOK Leasing Company

ONEOK Midstream Gas Supply, L.L.C.

ONEOK NGL Marketing, L.P.

ONEOK Palo Duro Pipeline Company, Inc.

ONEOK Parking Company, L.L.C.

ONEOK Propane Company

ONEOK Sayre Storage Company

ONEOK Services Company

ONEOK Texas Energy Holdings, LLC

ONEOK Texas Energy Resources, L.P.

ONEOK Texas Field Services, L.P.

ONEOK Texas Gas Storage, L.P.

ONEOK Texas Resources, Inc.

ONEOK Transmission Company

ONEOK WesTex Gas Pipeline, Inc.

ONEOK WesTex Transmission, L.P.

TGS Rio, L.L.C.

Schedule 5.13 – Page 1

Unrestricted MLP Subsidiaries:

Each of the following entities and all Subsidiaries of such entities:

Northern Plains Natural Gas Company, LLC

Pan Border Gas Company, LLC

Northern Border Pipeline Corporation

Northern Border Partners, L.P.

Northern Border Intermediate Limited Partnership

Bear Paw Investments, LLC

Bear Paw Energy, LLC

Bear Paw Processing Company (Canada) Ltd.

Brown Bear Enterprises, LLC

Border Minnesota Pipeline, LLC

Black Mesa Holdings, Inc.

Black Mesa Pipeline, Inc.

Black Mesa Pipeline Operations LLC

Black Mesa Technologies, Inc.

Black Mesa Technologies Services, LLC

Border Midstream Services, Ltd.

Border Midwestern Company

Midwestern Gas Marketing Company

Midwestern Gas Transmission Company

Border Viking Company

Viking Gas Transmission Company

Crestone Energy Ventures, L.L.C.

Crestone Bighorn, L.L.C.

Crestone Gathering Services, L.L.C.

Crestone Powder River, L.L.C.

Crestone Wind River, L.L.C.

Northern Border Pipeline Company

Other Equity Investments

Fox Plant, L.L.C. (50%)

Potato Hills Gas Gathering System (joint venture) (50%)

Sycamore Gas System (general partnership) (48.445%)

Cimarex Energy Co. (3.6%)

Schedule 5.13 – Page 2

SCHEDULE 10.02

ADMINISTRATIVE AGENT’S OFFICE;

CERTAIN ADDRESSES FOR NOTICES

BORROWER:

ONEOK, Inc.
100 West Fifth Street
Tulsa, Oklahoma 74102-0871
Attn:	James C. Kneale
Executive Vice President-Finance and
Administration, and Chief Financial Officer

Phone: (918) 588-7912

Fax: (918) 588-7971

Electronic Mail: jkneale@oneok.com

Website: http://www.oneok.com/

ADMINISTRATIVE AGENT:

Administrative Agent’s Office

Citibank, N.A., as Administrative Agent

Two Penns Way, Suite 200

New Castle, Delaware 19720

Attn:	Linda Ohaeri-Obiora

Bank Loan Syndications

Phone: (302) 894-6021

Fax: (212) 994-0961

Electronic Mail: linda.ohaeriobiora@citigroup.com

Account No.: 36852248

Account Name: Corporate Loans

Reference: ONEOK, Inc.

with a copy to:

Citigroup Global Markets Inc.

388 Greenwich Street

21st Floor

New York, NY 10013

Attn:	Oscar Cragwell

Vice President

Phone: (212) 816-8113

Fax: (212) 816-8098

Electronic Mail: oscar.cragwell@citigroup.com

Schedule 10.02 – Page 1

EXHIBIT A

FORM OF LOAN NOTICE

Date:                     ,

To:	Citibank, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of June 27, 2005 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among ONEOK, Inc., an Oklahoma corporation (the “Borrower”), the Lenders from time to time party thereto, and Citibank, N.A., as Administrative Agent.

The undersigned	hereby requests (select one):

☐ A Borrowing of Loans	☐ A conversion or continuation of Loans

a.	On (a Business Day).

b.	In the amount of $ .

c.	Comprised of .

                                                             [Type of Loan requested]

d.	For Eurodollar Rate Loans: with an Interest Period of months.

ONEOK, INC.

By:
Name:
Title:

A - 1

Form of Loan Notice

EXHIBIT B

FORM OF NOTE

__________

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to                                               or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Loan from time to time made by the Lender to the Borrower under that certain Credit Agreement, dated as of June 27, 2005 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto, and Citibank, N.A., as Administrative Agent.

The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

This Note is a Loan Document and is subject to Section 10.09 of the Agreement, which is incorporated herein by reference the same as if set forth herein verbatim.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

Form of Note

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

ONEOK, Inc.

By:
Name:
Title:

Form of Note

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By
_________________	_________________	_________________	_________________	_________________	_________________	_________________
_________________	_________________	_________________	_________________	_________________	_________________	_________________
_________________	_________________	_________________	_________________	_________________	_________________	_________________
_________________	_________________	_________________	_________________	_________________	_________________	_________________
_________________	_________________	_________________	_________________	_________________	_________________	_________________
_________________	_________________	_________________	_________________	_________________	_________________	_________________
_________________	_________________	_________________	_________________	_________________	_________________	_________________
_________________	_________________	_________________	_________________	_________________	_________________	_________________
_________________	_________________	_________________	_________________	_________________	_________________	_________________
_________________	_________________	_________________	_________________	_________________	_________________	_________________
_________________	_________________	_________________	_________________	_________________	_________________	_________________
_________________	_________________	_________________	_________________	_________________	_________________	_________________
_________________	_________________	_________________	_________________	_________________	_________________	_________________
_________________	_________________	_________________	_________________	_________________	_________________	_________________
_________________	_________________	_________________	_________________	_________________	_________________	_________________
_________________	_________________	_________________	_________________	_________________	_________________	_________________
_________________	_________________	_________________	_________________	_________________	_________________	_________________
_________________	_________________	_________________	_________________	_________________	_________________	_________________

Form of Note

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:                     ,

To:	Citibank, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of June 27, 2005 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among ONEOK, Inc., an Oklahoma corporation (the “Borrower”), the Lenders from time to time party thereto, and Citibank, N.A., as Administrative Agent.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the                                      of the Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1. (a) The year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of the Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section, and (b) [refer to accompanying financial statements for the MLP Unrestricted Subsidiaries for the year ended as of the above date]

[select one:]

[are attached hereto as Schedule 1]

—or—

[are available in electronic format and have been delivered pursuant to Section 6.02 of the Agreement].

[Use following paragraph 1 for fiscal quarter-end financial statements]

1. (a) The unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of the Borrower ended as of the above date, and (b) [refer to accompanying financial statements of the MLP Unrestricted Subsidiaries for the quarter ended as of the above date]

[select one:]

[are attached hereto as Schedule 1]

—or—

[are available in electronic format and have been delivered pursuant to Section 6.02 of the Agreement].

The financial statements described in 1(a) above fairly present the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrower during the accounting period covered by the attached financial statements.

Form of Compliance Certificate

3. A review of the activities of the Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower performed and observed all its Obligations under the Loan Documents, and

[select one:]

[to the best knowledge of the undersigned during such fiscal period, the Borrower performed and observed each covenant and condition of the Loan Documents applicable to it.]

—or—

[the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4. The representations and warranties of the Borrower contained in Article V of the Agreement, or which are contained in any document furnished at any time under or in connection with the Loan Documents, are true and correct on and as of the date hereof, except (a) that to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, (b) for purposes of this Compliance Certificate, the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Agreement, including the statements in connection with which this Compliance Certificate is delivered, [and (c) (describe other exceptions, if any)].

5. The financial covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate on and as of the date of this Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                     ,             .

ONEOK, Inc.

By:
Name:
Title:

Form of Compliance Certificate

                         (“Statement Date”)

SCHEDULE 2

to the Compliance Certificate

($ in 000’s)

Section 2.04(b)(iii) – Sales of Assets.

Attach a separate report (i) showing (a) Net Proceeds of sales of assets by the Borrower and its Restricted Subsidiaries during the quarter ending on the Statement Date, and (b) cumulative from the Effective Date through the Statement Date, and (ii) showing prepayments pursuant to Section 2.04(b)(iii) made to date, if any.

Section 7.08 – Debt to Capital.

A. Consolidated Total Indebtedness at Statement Date (sum of Lines A.1. through A.8.):		$__________

1. the outstanding principal amount of all obligations for borrowed money and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments		$__________

a. Less: 75% of the principal amount of Pledged Notes and Convertibles, not to exceed 10% of Total Capital (this amount is the “Qualifying Amount of Pledged Notes and Convertibles”)	-	$__________

(i) indicate outstanding principal amount of Pledged Notes: $

(ii) indicate outstanding principal amount of Convertibles*: $

(iii) 10% of Total Capital equals $

b. Less: 75% of the principal amount of Subordinated Securities*, not to exceed an amount equal to (x) 15% of Total Capital minus (y) the Qualifying Amount of Pledged Notes and Convertibles (taken from line A.1.a. above)	-	$__________

(i) indicate outstanding principal amount of Subordinated Securities: $

*Note: If there are any Convertibles or Subordinated Securities, attach a separate schedule showing for each, the date of issuance and outstanding principal amount.

2. direct or contingent obligations arising under letters of credit, bankers’ acceptances, bank guaranties, surety bonds and similar instruments		$__________

3. obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business)		$__________

4.      Swap Termination Value under any Swap Contract (excluding commodity swap transaction, commodity options, forward commodity contracts, commodity cap transactions, commodity floor transactions, commodity

$__________

Form of Compliance Certificate

collar transactions, and commodity spot contracts)

5.      indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse

	$	__________

6. Attributable Indebtedness in respect of capital leases and Synthetic Lease Obligations	$	__________

7. Off-Balance Sheet Liabilities (other than those listed in Line A.6.)	$	__________

8. without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in Lines A.1. through A.7. above of Persons other than the Borrower or any Restricted Subsidiary	$	__________

B. Consolidated Net Worth at Statement Date: (sum of Lines B.1. through B.2.):	$	__________

1. Consolidated Net Worth at Statement Date on the Balance Sheet	$	__________

2. Plus the sum of (a) the “Qualifying Amount of Pledged
Notes and Convertibles” (taken from line A.1.a. above) plus (b) the “Qualifying Amount of Subordinated Securities” (taken from line A.1.b. above):	$	__________

C. Total Capital at Statement Date:

(Lines A + B)	$	__________

D. Debt to Capital at Statement Date:

(Line A ÷ Line C) (cannot exceed 0.70 during the period from the Effective Date through 2/28/06; thereafter, cannot exceed 0.675)		__________

Section 7.09 – Investment in Unrestricted MLP Subsidiaries.

A. Aggregate Net Amount invested in Unrestricted MLP Subsidiaries (Line 6):

1. Aggregate cash consideration paid since the September 17, 2004 for purchase of equity interests in Unrestricted MLP Subsidiaries:	$	__________

2. Aggregate fair market value (“FMV”) of assets transferred to Unrestricted MLP Subsidiaries since September 17, 2004 (FMV determined as of date of transfer):	$	__________

3. Total (Line 1 plus Line 2):	$	__________

4. Less cash distributions received since September 17, 2004:	-$	__________

5. Less cash received for sales of equity interests in Unrestricted MLP Subsidiaries:	-$	__________

6. Aggregate Net Amount invested in Unrestricted MLP Subsidiaries (Line 3 minus the sum of Line 4 and Line 5):	$	__________

B. Consolidated total assets of the Borrower and its Restricted Subsidiaries at Statement Date:	$	__________

Form of Compliance Certificate

C. Twenty percent (20%) of Line B:	$	__________

D. Is the amount in Line A.6 equal to or less than Line C?: Yes No

Form of Compliance Certificate

EXHIBIT D-1

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	__________________________________________

2.	Assignee:	__________________________________________[and is an
Affiliate/Approved Fund of [identify Lender]1]

3.	Borrower:	ONEOK, Inc.

4.	Administrative Agent:	Citibank, N.A. as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The Credit Agreement, dated as of June 27, 2005 among ONEOK, Inc., the Lenders parties thereto, and Citibank, N.A., as Administrative Agent

[1]	Select as applicable.

D-1 - 1

Form of Assignment and Assumption

6.	Assigned Interest:

Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[2]	CUSIP Number
$___________________	$___________________	___________________%
$___________________	$___________________	___________________%
$___________________	$___________________	___________________%

[7. Trade Date:                             ]3

Effective Date:                     , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[3]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

D-1 - 2

Form of Assignment and Assumption

[Consented to and][4] Accepted:

Citibank, N.A., as
Administrative Agent

By:
Title:

[Consented to:][4]

BORROWER

By:
Title:

[4]	To be added if consent is required under the Credit Agreement

D- 1 - 3

Form of Assignment and Assumption

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and

D-1 - 4

Form of Assignment and Assumption

Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

D-1 - 5

Form of Assignment and Assumption

EXHIBIT D-2

MASTER ASSIGNMENT AND ASSUMPTION

This Master Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between the parties named as Assignors on the signature pages hereto (each, an “Assignor” and collectively, the “Assignors”) and the parties named as Assignees on the signature pages hereto (each, an “Assignee” and collectively the “Assignees”). It is understood and agreed that the rights and obligations of the Assignors and Assignees hereunder are several and not joint. Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by each Assignee. The Standard Terms and Conditions set forth in Annex 2 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, each Assignor hereby irrevocably sells and assigns to each Assignee, and each Assignee hereby irrevocably purchases and assumes from each Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date set forth below (i) such portion of each Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto so that after giving effect to such assignment and assumption the Commitments and Pro Rata shares of the Lenders shall be as set forth on Annex 1 hereto, and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of such Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to either Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by any Assignor.

Borrower:	ONEOK, Inc.

Administrative Agent:	Citibank, N.A. as the administrative agent under the Credit Agreement

Credit Agreement:	The Credit Agreement, dated as of June 27, 2005 among ONEOK, Inc., the Lenders parties thereto, and Citibank, N.A., as Administrative Agent

Effective Date: , 2005.

D-2 - 1

Form of Master Assignment and Assumption

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNORS:

CITIBANK, N.A.

By:
Title:

UBS LOAN FINANCE LLC

By:
Title:

By:
Title:

D-2 - 2

Form of Master Assignment and Assumption

ASSIGNEE:

[to be named]

By:
Title:

[One signature page for each Assignee to be created]

D-2 - 3

Form of Master Assignment and Assumption

Consented to and Accepted:

Citibank, N.A., as
Administrative Agent

By:
Title:

D-2 - 4

Form of Master Assignment and Assumption

Consented to:

ONEOK, INC.

By:
Title:

D-2 - 5

Form of Master Assignment and Assumption

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

COMMITMENTS

AND PRO RATA SHARES

Lender	Commitment	Pro Rata Share
[To be inserted]
Total	$1,000,000,000	100.000000000%

D-2 - 6

Form of Master Assignment and Assumption

ANNEX 2 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignors. Each Assignor (a) represents and warrants as follows with respect to itself and the interest being assigned by it: (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignees. Each Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, it has delivered to Administrative Agent is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, any Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interests (including payments of principal, interest, fees and other amounts) to the applicable Assignor for amounts which have accrued to but excluding the Effective Date and to the applicable Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and

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Form of Master Assignment and Assumption

Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

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Form of Master Assignment and Assumption

EXHIBIT E

FORM OF OPINION OF GABLE & GOTWALS

June     , 2005

To:	Each of the Lender parties to the Credit Agreement, and Citibank, N.A., as Administrative Agent and as a Lender

Ladies and Gentlemen:

We have acted as counsel to ONEOK, Inc., an Oklahoma corporation (the “Company”), in connection with the Credit Agreement, dated as of June 27, 2005, (the “Credit Agreement”) among the Company, Citibank, N.A., as Administrative Agent (the “Administrative Agent”), and as a Lender, and the financial institutions who are parties thereto. This opinion is being given to you pursuant to Section 4.01(f) of the Credit Agreement. Capitalized terms used herein but not defined herein shall have the respective meanings set forth in the Credit Agreement.

In connection with this opinion, we have examined the following documents:

a. An executed copy of the Credit Agreement;

b. The Certificate of Incorporation of the Company, and all amendments thereto (the “Company’s Charter”);

c. The by-laws of the Company, as amended (the “Company’s Bylaws”); and

d. The other documents furnished by or on behalf of the Company pursuant to Section 4.01(a) of the Credit Agreement.

We have also examined, and have relied as to matters of fact upon, originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements and other instruments, and of certificates of comparable documents of public officials and of officers and representatives of the Company as we have deemed relevant and necessary as the basis for the opinions hereinafter set forth. In our examination of the documents referred to above, we have assumed the due authorization, execution and delivery of each document referred to above by all parties thereto other than the Company, the authenticity of all documents submitted to us as original documents, and the conformity to original documents of all documents submitted to us as copies thereof.

Based upon the foregoing and upon such investigation as we have deemed necessary, we are of the opinion that:

1.	The Company and each of its Significant Subsidiaries is a corporation, general partnership, limited liability company or limited partnership duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization. “Significant Subsidiaries” as used herein shall have the meaning assigned such term in Rule 1-02(w) of Regulation S-X (17 CFR §210.1-02).

2.

The Company and each of its Significant Subsidiaries: (a) has all requisite power and authority and, to the best of our knowledge, all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver and perform

Form of Opinion of Gable and Gotwals

its obligations under the Loan Documents to which it is a party, (b) is, to the best of our knowledge, duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (c) to the best of our knowledge, is in material compliance with all material Requirements of Law to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

3.	The execution, delivery and performance by the Company of the Credit Agreement and the other Loan Documents have been duly authorized by all necessary corporate action and do not and will not: (a) contravene the terms of the Company’s Charter, the Company’s Bylaws or other organization documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, (i) any Material Contractual Obligation to which the Company is a party, including any existing credit agreements, trust indentures and other financing arrangements, or (ii) any Material Order; or (c) violate any material Requirement of Law. The Credit Agreement and the other Loan Documents have been duly executed and delivered by the Company. For purposes of this paragraph “Material Contractual Obligation” means each of those Contractual Obligations which have been identified to us by a Responsible Officer of the Company as the only Contractual Obligations that are material to the Company and which, if violated by the execution, delivery and performance by the Company of the Credit Agreement and the other Loan Documents, could reasonably be expected to have a Material Adverse Effect. For purposes of this paragraph “Material Order” means those orders, injunctions, writs or decrees of any Governmental Authority or any arbitral award to which the Company or its property is subject (“Orders”) which have been identified to us by a Responsible Officer of the Company as the only Orders that are material to the Company and which, if violated by the execution, delivery and performance by the Company of the Credit Agreement and the other Loan Documents, could reasonably be expected to have a Material Adverse Effect.

4.	No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery, performance or enforcement against the Company of the Credit Agreement or any other Loan Document or any other instrument or agreement required hereto to be made by the Company, or any Extension of Credit thereunder, other than the filing of the Credit Agreement with the Securities and Exchange Commission as a material agreement.

5.	As long as the interest charged under the Credit Agreement and Notes does not exceed 45% per annum calculated according to the actuarial method, the Extensions of Credit, as evidenced by the Credit Agreement and the other Loan Documents, are not usurious under applicable usury laws of the State of Oklahoma.

6.	We believe that the choice of law provision set forth in the Credit Agreement and the other Loan Documents wherein the parties agree that the laws of the State of New York shall govern and control the terms of the Credit Agreement and the other Loan Documents (except as otherwise specifically provided therein) should be the enforceable choice of law under the laws of the State of Oklahoma, except to the extent that this choice of law would conflict with the public policy of the State of Oklahoma, and assuming the Credit Agreement and other Loan Documents are enforceable under New York law. You should be aware that this opinion is limited by the fact that no Oklahoma case since statehood has considered this direct issue and a contrary decision could be entered by an Oklahoma Court. In reaching the foregoing opinion, we have assumed, with your permission, that Citibank, N.A. and one or more of the other Lenders (or, in the case of a foreign Lender, the U.S. Branch through which it executes the Credit Agreement) have their principal place of business in New York.

Form of Opinion of Gable and Gotwals

7.	To the best of our knowledge, there are no actions, suits, proceedings, claims or disputes pending, threatened or contemplated at law, in equity, in arbitration or before any Governmental Authority, against the Company, or its Restricted Subsidiaries or any of their respective properties (“Claims”) which purport to affect or pertain to the Credit Agreement, or any of the transactions contemplated thereby; and, to the best of our knowledge, there are no material Claims, other than those disclosed in the Company’s public filings made pursuant to Sections 13, 14, or 15(d) of the Securities Exchange Act of 1934 prior to the date of this opinion, which, if determined adversely to the Company, or its Restricted Subsidiaries, could reasonably be expected to have a Material Adverse Effect. To the best of our knowledge, no injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery and performance of the Credit Agreement, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

8.	To the best of our knowledge, neither the Company nor any of its Restricted Subsidiaries is a party to or bound by any Contractual Obligation that has been breached which could reasonably be expected to have a Material Adverse Effect on the Company. In addition, to the best of our knowledge, neither the Company nor any of its Restricted Subsidiaries are subject to any charter or corporate resolution or any Requirement of Law that has been breached which could reasonably be expected to have a Material Adverse Effect on the Company.

9.	To the best of our knowledge, (i) the Company and each of its Restricted Subsidiaries has obtained all material licenses, permits, authorizations and registrations required under any Environmental Law (“Environmental Permits”) where failure to do so would have a Material Adverse Effect, and (ii) all such Environmental Permits are in good standing, and (iii) the Company and each of its Restricted Subsidiaries is in material compliance with all terms and conditions of such Environmental Permits.

10.	Neither the Company, any Person controlling the Company, nor any Restricted Subsidiaries of the Company, is (a) an “Investment Company” within the meaning of the Investment Company Act of 1940; or (b) subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code or any other Federal or state statute or regulation limiting its ability to incur Indebtedness under the Credit Agreement.

11.	The consummation of the transaction contemplated by the Credit Agreement and the other Loan Documents, and the Extending of Credit thereunder, will not violate Regulations U or X of the Federal Reserve Board.

12.	The Acquisition has been duly authorized by all necessary corporate action on the part of the Company, and the consummation of the Acquisition by the Company would not (i) breach or constitute a default under (a) the terms of the Company’s Organization Documents or (b) any Material Contractual Obligation to which the Company is a party. For purposes of this paragraph, “Material Contractual Obligation” means each of those Contractual Obligations which have been identified to us by a Responsible Officer of the Company as the only Contractual Obligations that are material to the Company and which, if violated by the consummation of the Acquisition, could reasonably be expected to have a Material Adverse Effect.

The foregoing opinions are subject to the following qualification:

A. The qualification of any opinion herein by the use of the words “to the best of our knowledge” means that during the course of representation as described in this opinion letter, no

Form of Opinion of Gable and Gotwals

information has come to the attention of the attorneys in this firm involved in the transaction described in or contemplated by the Credit Agreement which would give such attorneys current actual knowledge of the existence of the matters so qualified.

B. Except as specifically noted in this opinion, we have not (i) made any independent review or special investigation concerning any agreements, instruments, encumbrances, orders, judgments, or decrees by which the Company may be specifically bound, or (except with respect to the general application of Oklahoma laws, rules and regulations) any laws, rules or other regulations by which the Company may be bound; (ii) made any independent investigation as to the existence of any litigation, tax claims, actions, suits, investigations or disputes, if any, pending or threatened against the Company; or (iii) made any other independent investigation of factual matters.

C. Our opinions in paragraph 1 are based solely on certificates of the Secretaries of State of Oklahoma, Kansas and Texas, each dated as of a date in June 2005, as to the existence and good standing of the Company and its Significant Subsidiaries.

D. Our opinions expressed above are limited to the current status of the laws of the State of Oklahoma and the Federal laws of the United States of America, except that for purposes of our opinion in paragraph 3, the term “Governmental Authority” includes Governmental Authorities under the United States federal laws and Governmental Authorities in the states of Texas, Kansas, and Oklahoma.

We undertake no, and hereby disclaim any, responsibility to update or supplement this opinion in response to subsequent changes in the law or future events affecting the transactions contemplated by the Credit Agreement and Loan Documents. This opinion is not to be used, circulated, relied upon or referred to in connection with any transaction other than the transaction evidenced by the Credit Agreement and Loan Documents or by any persons not expressly mentioned herein. We acknowledge that the Administrative Agent and the Lenders are relying on the opinions expressed herein in agreeing to enter into the Credit Agreement and to extend credit under the terms of the Credit Agreement and the other Loan Documents. We hereby consent to reliance by the Administrative Agent and the Lenders, now or hereafter parties to the Credit Agreement on the opinions expressed herein.

Very truly yours,

GABLE & GOTWALS

cc:	John R. Barker, Senior Vice President
and General Counsel
Jim Kneale, Executive Vice President-Finance
and Administration, and Chief Financial Officer

Form of Opinion of Gable and Gotwals

EXHIBIT F

FORM OF OPINION OF

LOCKE LIDDELL & SAPP LLP

June     , 2005

Citibank, N.A., as Administrative Agent

Two Penns Way, Suite 200

New Castle, Delaware 19720

and the Lenders referenced below

Ladies and Gentlemen:

We have acted as special counsel to ONEOK, Inc. (the “Company”) in connection with the Credit Agreement (the “Credit Agreement”) of even date herewith among the financial institutions (collectively, the “Lenders”) party thereto; the Company; and Citibank, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”) for the Lenders. In such capacity we have reviewed originals, or copies certified or otherwise identified to our satisfaction, of only the Credit Agreement.

We are rendering this opinion to you pursuant to Section 4.01(f)(ii) of the Credit Agreement.

We advise you that, while we represent the Company on a number of matters, there may be many matters of a legal nature concerning the Company about which we have not been consulted and concerning which we have no knowledge.

Assumptions

We have assumed, with your approval, that (a) each of the parties (collectively, the “Parties”) to the Credit Agreement (1) is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and (2) has the power, authority and all necessary governmental licenses, authorizations, consents and approvals to execute, deliver and perform is obligations under the Credit Agreement; (b) the execution, delivery and performance by each Party of the Credit Agreement (1) have been duly authorized by all necessary action on the part of such Party and (2) do not and will not (A) contravene the terms of its charter, bylaws or other organizational documents or (B) violate any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a governmental authority applicable to such Party; (c) the Parties have duly executed and delivered the Credit Agreement, for value received; (d) the Credit Agreement is the valid and binding obligation of each Party other than the Company (each such Party, an “Other Party”), enforceable against such Other Party in accordance with its terms; (e) the representations and warranties made in the Credit Agreement with respect to all factual matters are true and complete in all respects; (f) each of the Other Parties and their respective agents have acted in good faith; (g) each of the Other Parties has complied with all legal requirements pertaining to its status as such status relates to its rights to enforce the Credit Agreement against the Company, and (h) no registration, consent, approval, license or authorization by, or notice to or filing with any person or governmental authority is required in connection with the execution, delivery or performance of the Credit Agreement by any Other Party.

Additionally, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to authentic

Form of Opinion of Locke Liddell & Sapp LLP

original documents of all documents submitted to us as copies or facsimiles and the authenticity of the originals of such latter documents.

We have further assumed that (1) no Other Party has made or will make any distribution of any rights under the Credit Agreement which would violate federal or state securities laws; (2) all terms, provisions and conditions of, or relating to, the transactions contemplated by the Credit Agreement are correctly and completely embodied therein; (3) there is no usage of trade or course of prior dealing that would, in either case, define, supplement or qualify the terms of the Credit Agreement; (4) the constitutionality or validity of a relevant statute, rule, regulation or agency action is not an issue unless a reported decision in a jurisdiction within the scope of this opinion has specifically addressed but not resolved, or has established, its unconstitutionality or invalidity; (5) the Company will obtain all permits and governmental approvals required in the future, and take all actions similarly required, relevant to subsequent consummation of the transaction or performance of the Credit Agreement; (6) the Parties will act in accordance with, and will refrain from taking any action that is forbidden by, the terms and conditions of the Credit Agreement; (7) there has not been any mutual mistake of fact, misunderstanding, fraud, duress or undue influence; (8) each of the Other Parties has acted without notice of any defense against the enforcement of any right created by the Credit Agreement, and (9) all remedies under the Credit Agreement will be exercised in a commercially reasonable manner and without breach of the peace.

Opinion

Based on the foregoing, and having due regard for such legal considerations as we deem relevant, and subject to the limitations, qualifications and exceptions set forth herein, we are of the opinion that the Credit Agreement constitutes, under the internal laws of the State of New York, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

Qualifications and Exceptions

This opinion is subject to and qualified in all respects by the following:

The validity and enforceability of the Credit Agreement may be limited by (a) bankruptcy (including but not limited to preference, fraudulent conveyance and fraudulent transfer provisions), insolvency, reorganization, rearrangement, moratorium, liquidation and other similar laws (including court decisions) now or hereafter in effect and affecting the rights of creditors generally; (b) general principles of equity (regardless of whether such validity and enforceability is considered in a proceeding in equity or at law), and (c) by judicial discretion.

We express no opinion as to whether a court would grant specific performance or any other equitable remedy with respect to the Credit Agreement or any particular remedy under the Credit Agreement as opposed to any other remedy available under the Credit Agreement, at law or in equity.

We express no opinion as to any of the following:

(1)	The validity or enforceability of provisions which relate to self-help, or which purport to (a) restrict transfer of title to (or further liens on) property; (b) restrict access to or waive legal or equitable remedies or access to courts, including but not limited to the waiver of the right to trial by jury; (c) affect or confer jurisdiction or venue; (d) waive any rights to notices; (e) establish penalties, or (f) permit the Administrative Agent or any Lender to act in its sole discretion or to be exculpated from liability for its actions to the extent not permitted by law.

Form of Opinion of Locke Liddell & Sapp LLP

(2)	The validity or enforceability of provisions relating to delay or omission of enforcement of rights or remedies, election of remedies, waiver of defenses or causes of action, waiver of obligations of good faith, fair dealing, diligence and reasonableness, ratification of future acts, survival or severability.

(3)	The validity or enforceability of usury savings clauses or whether the fees, charges and interest paid and contracted to be paid pursuant to the Credit Agreement constitute or may constitute usury.

(4)	The validity or enforceability of any indemnification provision contained in the Credit Agreement, to the extent that public policy considerations limit the enforceability of any such provision which purports or is construed to provide indemnification with respect to securities law violations.

(5)	The effect on the opinions herein stated of (a) the compliance or non-compliance of any Other Party with any law, rule or regulation applicable to it or (b) the legal or regulatory status or the nature of the business of any Other Party.

(6)	The validity or enforceability of provisions which purport to vary any rights or duties under the New York Uniform Commercial Code (the “New York UCC”) except to the extent any such variance is expressly authorized by the New York UCC.

(7)	The right of any Other Party to set-off against funds held in any account maintained with such Other Party by the Company and which account is designated, or contains funds that such Other Party is aware have been set aside, for special purposes, such as payroll, trust and escrow accounts, or which funds are subject to special agreement between such Other Party and the Company precluding or limiting rights to set-off funds.

(8)	Laws, regulations and policies concerning national and local emergency, possible judicial deference to acts of sovereign states, and civil and criminal forfeiture laws.

The opinions set forth above relate only to laws, rules and regulations which in our experience are normally directly applicable to the Company and transactions of the type provided for in the Credit Agreement, excluding any law, rule or regulation relating to (a) pollution or protection of the environment; (b) zoning, land use, building or construction; (c) labor, employee rights and benefits and occupational safety and health; (d) utility regulation; (e) tax, litigation and other filings in the ordinary course of business, and (f) taxation.

We express no opinion as to any law, rule, regulation, ordinance, code or similar provision of law of any county, town, municipality, or similar political subdivision or any agency or instrumentality thereof (such as, for example, districts and authorities).

Our opinion as to validity and enforceability of the Credit Agreement is subject to the qualification that certain provisions of the Credit Agreement are or may be unenforceable in whole or in part under the laws of the State of New York, but the inclusion of such provisions does not affect the validity of the Credit Agreement taken as a whole, and the Credit Agreement taken as a whole, together with applicable law, contains adequate provisions for its enforcement and for the practical realization of the rights and benefits afforded thereby, except for the economic consequences of any delay occasioned thereby.

Form of Opinion of Locke Liddell & Sapp LLP

General Matters

In rendering this opinion and with your concurrence, we have made no independent investigation as to the accuracy or completeness of any representation, warranty, data or other information, written or oral, that may have been made by or on behalf of the Parties, and we have assumed in rendering this opinion that none of such information, if any, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements made, in light of the circumstance in which they are made, not misleading. In that connection and with your concurrence, we have not made any examination of any technical, accounting or financial matters, or any matter requiring computation, and express no opinion with respect thereto.

This opinion is limited in all respects to the laws of the State of New York, in each case as now in effect, which have been published and are generally available in a format that makes legal research reasonably feasible and we disclaim any responsibility to inform you of any changes. No opinion is expressed as to any matter that may be governed by the laws of any other jurisdiction.

This opinion is solely for the benefit of and may be relied upon only by the Other Parties and their respective counsel in connection with the transactions described in the Credit Agreement. This opinion may not be relied upon by any Other Party or its counsel for any other purpose, or by any other entity or individual for any purpose, in whole or in part, in each case without our express prior written consent.

Very truly yours,

LOCKE LIDDELL & SAPP LLP

By:

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Form of Opinion of Locke Liddell & Sapp LLP